Exhibit 10.1
AMENDMENT NO. 2
Dated as of December 2, 2021
to
CREDIT AGREEMENT
Dated as of December 5, 2019

THIS AMENDMENT NO. 2 (this “Amendment”) is made as of December 2, 2021 by and between Johnson Controls International plc, with company number 543654, an Irish public limited company (the “Principal Borrower”) and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders (the “Administrative Agent”), under that certain Credit Agreement dated as of December 5, 2019, by and among the Principal Borrower, Tyco Fire & Security Finance S.C.A., a corporate partnership limited by shares (société en commandite par actions) incorporated under the laws of Luxembourg, having its registered office at 2, rue Jean Monnet, L-2180 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (RCS Luxembourg) under number B190265, the Lenders from time to time party thereto and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.
WHEREAS, a Benchmark Transition Event has occurred with respect to Euro and Sterling;
WHEREAS, pursuant to Section 8.01(b) of the Credit Agreement, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Principal Borrower may amend the Credit Agreement to replace the LIBO Rate in respect of the applicable currencies with a Benchmark Replacement for such applicable currencies, and pursuant to Section 8.01(c) of the Credit Agreement, the Administrative Agent may, in connection with the implementation of a Benchmark Replacement, make Benchmark Replacement Conforming Changes.
NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Principal Borrower and the Administrative Agent hereby agree to enter into this Amendment.
1.Amendments to the Credit Agreement. Effective as of the date of satisfaction of the conditions precedent set forth in Section 2 below, the parties hereto agree that the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex A hereto (the Credit Agreement as so amended, the “Amended Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Amended Credit Agreement.
2.Conditions of Effectiveness. The effectiveness of this Amendment (which shall occur at 12:00 a.m., New York City time, on December 2, 2021, unless the Administrative Agent shall have received prior to 5:00 p.m., New York City time, on December 1, 2021 written notice of objection to this Amendment or the Benchmark Replacements being effected hereby from Lenders comprising the Required Lenders) is subject to the condition precedent that the Administrative Agent shall have received counterparts of this Amendment duly executed by the Principal Borrower and the Administrative Agent.

3.Representations and Warranties of the Principal Borrower. The Principal Borrower hereby represents and warrants as follows:
a.Each of this Amendment and the Amended Credit Agreement constitutes a valid and binding agreement of each Borrower enforceable against the applicable Borrower in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, receivership, examinership, moratorium, reorganization and other similar laws of general application affecting creditors’ rights, by any mandatory applicable provisions of Luxembourg law of general application and general principles of equity, regardless of whether considered in a proceeding in equity or at law.
b.As of the date hereof and immediately after giving effect to the terms of this Amendment, (i) no Default has occurred and is continuing and (ii) the representations and warranties of the Borrowers set forth in the Credit Agreement (except the representations and warranties set forth in Sections 4.04(b), 4.05 and 4.07 of the Credit Agreement) are true in all material respects, except to the extent any such representation and warranty (i) expressly relates to an earlier date in which case such representation and warranty is true and correct in all material respects as of such earlier date or (ii) is qualified by materiality, in which case such representation and warranty is true and correct in all respects.
4.Reference to and Effect on the Credit Agreement.
a.From and after the effectiveness of the amendment to the Credit Agreement evidenced hereby, the terms “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof” and words of similar import, as used in the Amended Credit Agreement, shall, unless the context otherwise requires, refer to the Amended Credit Agreement, and the term “Credit Agreement”, as used in the other Loan Documents, shall mean the Amended Credit Agreement.
b.Each Loan Document and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.
c.The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Amended Credit Agreement, the Loan Documents or any other documents, instruments and agreements executed and/or delivered in connection therewith.
d.This Amendment shall be a Loan Document.
5.Governing Law; Jurisdiction. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.
6.Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

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7.Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and/or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

JOHNSON CONTROLS INTERNATIONAL PLC,
as the Principal Borrower

By: /s/ Olivier Leonetti
Name: Olivier Leonetti
Title: Executive Vice President and Chief Financial Officer

By: /s/ Pieter Lens
Name: Pieter Lens
Title: Vice President and Treasurer

Signature Page to Amendment No. 2 to
Credit Agreement dated as of December 5, 2019
Johnson Controls International plc

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By: /s/ Peter Predun
Name: Peter Predun
Title: Executive Director

Signature Page to Amendment No. 2 to
Credit Agreement dated as of December 5, 2019
Johnson Controls International plc

Annex A

Attached

TABLE OF CONTENTS
____________________________________
PAGE

ARTICLE 1. Definitions    1
Section 1.01    Definitions    1
Section 1.02    Accounting Terms and Determinations    ~~28~~30
Section 1.03    Types of Loans and Borrowings    ~~29~~31
Section 1.04    Terms Generally    ~~29~~31
Section 1.05    Interest Rates; LIBOR Notification    ~~29~~31
Section 1.06    Certain Calculations    ~~30~~32
Section 1.07    Divisions    ~~30~~32
Section 1.08    Luxembourg Terms    ~~30~~32
ARTICLE 2. THE CREDITS    ~~31~~33
Section 2.01    Commitments to Lend    ~~31~~33
Section 2.02    Notice of Borrowing    ~~32~~34
Section 2.03    Notice to Lenders; Funding of Loans    ~~32~~34
Section 2.04    Notes    ~~33~~35
Section 2.05    Maturity of Loans    ~~34~~36
Section 2.06    Interest Rates    ~~34~~36
Section 2.07    Fees    ~~35~~37
Section 2.08    Optional Termination or Reduction of Commitments    ~~35~~37
Section 2.09    Mandatory Termination of Commitments    ~~36~~38
Section 2.10    Optional Prepayments    ~~36~~38
Section 2.11    General Provisions as to Payments    ~~37~~39
Section 2.12    Funding Losses    ~~38~~40
Section 2.13    Computation of Interest and Fees    ~~38~~41
Section 2.14    ~~Regulation D Compensation~~[Reserved]    ~~38~~41
Section 2.15    Method of Electing Interest Rates    ~~38~~41
Section 2.16    Determining Dollar Amounts; Related Mandatory Prepayments    ~~40~~43
Section 2.17    ~~Additional Reserve Costs~~ [Reserved]    ~~40~~43
Section 2.18    Judgment Currency    ~~41~~43
Section 2.19    Letters of Credit    ~~41~~44
Section 2.20    Increased Commitments, Incremental Term Loans    ~~46~~48
Section 2.21    Defaulting Lenders    ~~47~~50
ARTICLE 3. CONDITIONS    ~~50~~52
Section 3.01    Closing Date    ~~50~~52
Section 3.02    Borrowings and Issuances of Letters of Credit    ~~51~~54
Section 3.03    First Borrowing by Each Eligible Subsidiary    ~~52~~54

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES    ~~55~~58

Section 4.01    Legal Existence and Power    ~~53~~55
Section 4.02    Legal and Governmental Authorization; No Contravention    ~~53~~55
Section 4.03    Binding Effect    ~~53~~55
Section 4.04    Financial Information    ~~53~~55
Section 4.05    Litigation    ~~53~~56
Section 4.06    Compliance with ERISA    ~~53~~56
Section 4.07    Environmental Matters    ~~54~~56
Section 4.08    Not an Investment Company    ~~54~~56
Section 4.09    Full Disclosure    ~~54~~56
Section 4.10    Anti-Corruption Laws and Sanctions    ~~55~~57
Section 4.11    Domiciliation; Centre of Main Interests    ~~55~~57
Section 4.12    Taxes and Qualifying Lenders    ~~55~~58
ARTICLE 5. COVENANTS    ~~55~~58
Section 5.01    Information    ~~55~~58
Section 5.02    Payment of Taxes    ~~57~~60
Section 5.03    Maintenance of Property; Insurance    ~~58~~60
Section 5.04    Conduct of Business and Maintenance of Existence    ~~58~~60
Section 5.05    Compliance with Laws    ~~58~~61
Section 5.06    Inspection of Property, Books and Records    ~~58~~61
Section 5.07    Minimum Consolidated Shareholders’ Equity    ~~59~~61
Section 5.08    Negative Pledge    ~~59~~61
Section 5.09    Consolidation, Mergers and Sales of Assets    ~~60~~63
Section 5.10    Use of Proceeds    ~~61~~63
ARTICLE 6. Defaults    ~~61~~64
Section 6.01    Events of Default    ~~64~~64
Section 6.02    Notice of Default    ~~64~~66
Section 6.03    Cash Cover    ~~64~~66
ARTICLE 7. The Administrative Agent    ~~64~~66
Section 7.01    Appointment and Authorization    ~~64~~66
Section 7.02    Administrative Agent and Affiliates    ~~64~~67
Section 7.03    Action by Administrative Agent    ~~64~~67
Section 7.04    Consultation with Experts    ~~64~~67
Section 7.05    Liability of Administrative Agent    ~~64~~67
Section 7.06    Indemnification    ~~65~~67
Section 7.07    Credit Decision    ~~65~~67
Section 7.08    Successor Administrative Agent    ~~65~~67
Section 7.09    Administrative Agent’s Fee    ~~66~~68
Section 7.10    Other Agents    ~~66~~68
Section 7.11    Posting of Communications    ~~66~~68

Section 7.12    Certain ERISA Matters    ~~67~~70
Section 7.13    Sustainability Matters    ~~69~~71
ARTICLE 8. Change In Circumstances    ~~69~~71
Section 8.01    Basis for Determining Interest Rate Inadequate or Unfair    ~~69~~71
Section 8.02    Illegality    ~~70~~73
Section 8.03    Increased Cost and Reduced Return    ~~70~~73
Section 8.04    Taxes    ~~72~~75
Section 8.05    Base Rate Loans Substituted for Affected Euro-Currency Loans    ~~76~~79
Section 8.06    Mitigation Obligations; Replacement of Lenders    ~~77~~80
ARTICLE 9. Representations And Warranties Of Eligible Subsidiaries    ~~78~~81
Section 9.01    Legal Existence and Power    ~~78~~81
Section 9.02    Legal and Governmental Authorization; No Contravention    ~~78~~81
Section 9.03    Binding Effect    ~~78~~81
Section 9.04    Taxes    ~~78~~81
ARTICLE 10. Guaranty    ~~79~~82
Section 10.01    The Guaranty    ~~79~~82
Section 10.02    Guaranty Unconditional    ~~79~~82
Section 10.03    Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances    ~~80~~83
Section 10.04    Waiver by the Parent    ~~80~~83
Section 10.05    Subrogation    ~~80~~83
Section 10.06    Stay of Acceleration    ~~80~~83
Section 10.07    Continuing Guaranty    ~~80~~83
ARTICLE 11. Miscellaneous    ~~80~~83
Section 11.01    Notices    ~~80~~83
Section 11.02    No Waivers    ~~82~~85
Section 11.03    Expenses; Indemnification    ~~82~~85
Section 11.04    Sharing of Set-offs    ~~83~~87
Section 11.05    Amendments and Waivers    ~~84~~87
Section 11.06    Successors and Assigns    ~~85~~88
Section 11.07    Collateral    ~~89~~92
Section 11.08    Governing Law; Submission to Jurisdiction    ~~89~~92
Section 11.09    Counterparts; Integration; Severability    ~~89~~92
Section 11.10    Waiver of Jury Trial    ~~90~~93
Section 11.11    Confidentiality    ~~90~~93
Section 11.12    USA Patriot Act    ~~91~~94
Section 11.13    Termination of Existing Agreement    ~~91~~94
Section 11.14    Acknowledgment and Consent to Bail-In of EEA Financial Institutions    ~~91~~94
Section 11.15    No Advisory or Fiduciary Responsibility    ~~92~~96
Section 11.16    Acknowledgement Regarding Any Supported QFCs    ~~93~~96

Section 11.17    Right of Set-off    ~~94~~97

CREDIT AGREEMENT dated as of December 5, 2019 among JOHNSON CONTROLS INTERNATIONAL PLC, incorporated under the laws of Ireland with registered number 543654, as Principal Borrower and as Parent, the ELIGIBLE SUBSIDIARIES referred to herein, the LENDERS from time to time parties hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The parties hereto agree as follows:
ARTICLE 1.
DEFINITIONS
Section 1.01 Definitions. The following terms, as used herein, have the following meanings:
“2017 GHG Intensity Baseline” means, with respect to the GHG Intensity, the baseline as set forth in the Sustainability Table, as such baseline may be modified as described herein based on the 2017 KPI Metrics Report.
“2017 KPI Metrics Report” means the KPI Metrics Auditor’s assurance of the method of calculation of each KPI Metric as of December 31, 2017, excluding the Power Solutions business of the Parent, which shall be delivered by the Parent to the Administrative Agent on or prior to April 30, 2020.
“2017 TRIR Baseline” means, with respect to the TRIR, the baseline as set forth in the 2017 KPI Metrics Report, as such baseline may be modified as described herein based on the 2017 KPI Metrics Report.
“Acquisition-Related Incremental Term Loans” has the meaning set forth in Section 2.20. “Act” has the meaning set forth in Section 11.12.
“Additional Letter of Credit” means a letter of credit issued hereunder by an Issuing Lender on or after the Closing Date.
“Adjusted EURIBO Rate” means, with respect to any Euro-Currency Borrowing denominated in Euro for any Interest Period, an interest rate per annum equal to (a) the EURIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Adjusted LIBO Rate” means, with respect to any Euro-Currency Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates, as applicable) in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.
“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Principal Borrower) duly completed by such Lender.
“Affiliate” has the meaning set forth in the definition of “Lender Affiliate”.

“Agent” means any of the Administrative Agent, the Syndication Agent, the Documentation Agents or the Sustainability Structuring Agent.
“Agreed Currency” means Dollars and each Alternative Currency.
“Agreement” means this Credit Agreement (including, for the avoidance of doubt, all Schedules and Exhibits hereto), as amended, amended and restated, supplemented, waived or otherwise modified from time to time.
“Alternative Currency” means (i) Euro, (ii) Sterling and (iii) any other currency that is (A) a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars and (B) agreed to by the Administrative Agent and each of the Lenders.
“Alternative Currency Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Alternative Currency Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Alternative Currency Lending Office by notice to the Principal Borrower and the Administrative Agent; provided that any Lender may from time to time by notice to the Principal Borrower and the Administrative Agent designate separate Alternative Currency Lending Offices for its Loans in different currencies, in which case all references herein to the Alternative Currency Lending Office of such Lender shall be deemed to refer to any or all of such offices, as the context may require.
“Alternative Currency Loan” means a Loan that is made in an Alternative Currency ~~and bears interest at a rate determined by reference to the LIBO Rate (except pursuant to clause (c) of the definition of “Base Rate”)~~.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Lending Office” means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro-Currency Loans, ~~its Euro-Currency~~ and its RFR Loans, its Alternative Currency Lending Office.
“Applicable Parties” has the meaning set forth in Section 7.11(c).
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Approved Electronic Platform” has the meaning set forth in Section 7.11(a).
“Approved Jurisdiction” means (i) Ireland, (ii) Luxembourg, (iii) the United States and (iv) any other jurisdiction approved for this purpose by each of the Lenders.
“Assignee” has the meaning set forth in Section 11.06(c).

“Bail-In Action” has the meaning set forth in Section 11.14.
“Bail-In Legislation” has the meaning set forth in Section 11.14.
“Bail-In Lender” has the meaning set forth in Section 8.06(b).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the LIBO Rate for a one month Interest Period on such day (or if such day is not a ~~Euro Dollar~~ Business Day, on the immediately preceding ~~Euro Dollar~~ Business Day) plus 1%, provided that for the purpose of this definition, the LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the LIBO Interpolated Rate) at approximately 11:00 a.m. (London time) on such day. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the LIBO Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 8.01 (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 8.01(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as so determined would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Base Rate Loan” means a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Section 2.06(a) or Article 8.
“Base Rate Margin” means, at any date, the applicable rate per annum determined in accordance with the Pricing Schedule.
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may, in the case of Dollars, be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Principal Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for syndicated credit facilities denominated in the applicable Agreed Currency and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined authority over the administrator for the LIBO Screen Rate, in each case which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; and/or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent and/or the Principal Borrower or the Required Lenders, as applicable, by notice to the Principal Borrower (in the case of notice by the Required Lenders), the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 8.01 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 8.01.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code to which Section 4975 of the Internal Revenue Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Blocking Regulation” has the meaning set forth in Section 4.10.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means the Principal Borrower or any Eligible Subsidiary, as the context may require, and their respective successors, and “Borrowers” means all of the foregoing. When used in relation to any Loan or Letter of Credit, references to “the Borrower” are to the particular Borrower to which such Loan is or is to be made or at whose request such Letter of Credit is or is to be issued.

“Borrowing” has the meaning set forth in Section 1.03.
“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or Chicago; provided that, (i) in relation to the calculation or computation of LIBOR, any day (other than a Saturday or a Sunday) on which banks are open for business in London, (ii) in relation to Loans denominated in Euro and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day and (iii) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only an RFR Business Day.
“Cash Collateralize” means to (i) pledge and deposit with or deliver to the applicable Issuing Lender, as collateral for the applicable outstanding Letter of Credit, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the applicable Issuing Lender in an amount equal to 105% of the face amount of such Letter of Credit or, except in the case of Section 6.03, (ii) deliver to the Administrative Agent a letter of credit, from a financial institution and in a form, in each case, reasonably satisfactory to the Administrative Agent and the applicable Issuing Lender, to support the Borrower’s obligations with respect to the applicable outstanding Letter of Credit. Each Borrower hereby grants to the applicable Issuing Lender, for the benefit of such Issuing Lender and the Lenders, a security interest in all of its right, title and interest (if any) in such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked interest bearing (to the extent available) deposit accounts at the applicable Issuing Lender.
“Change in Law” means the occurrence, after the Closing Date (or, with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary (and except to the extent merely proposed and not in effect), (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Closing Date” means the date on which the conditions set forth in Section 3.01 of this Agreement are satisfied (or waived in accordance with Section 11.05).
“Combination” has the meaning set forth in Section 2.08(b).
“Combined Companies” means the Parent and its Consolidated Subsidiaries.
“Combined Lender” has the meaning set forth in Section 2.08(b).
“Commitment” means, for each Lender, the obligation of such Lender to make Loans and purchase participations in Letter of Credit Liabilities, in an aggregate principal amount at any one time through the most recently ended calendar year in respect of which the Parent has delivered a Pricing Certificate as compared to the baseline contemplated by the most recently delivered Pro Forma KPI Metrics Report.
“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property, except trade and similar payables and accrued expenses or liabilities arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with GAAP as in effect on December 14, 2018, (v) all Debt (as defined in one of the other clauses of this definition) of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; provided that, for purposes of determining the amount of any Debt of the type described in this clause (v), if recourse with respect to such Debt is limited to such asset, the amount of such Debt shall be limited to the lesser of (A) the greater of (x) the book value of such asset or (y) the fair market value of such asset or (B) the amount of such Debt and (vi) all Debt of others Guaranteed by such Person (each such Guarantee to constitute Debt in an amount equal to the lesser of (A) the stated maximum amount of such Guarantee, if any, or (B) the amount of such other Person’s Debt Guaranteed thereby); provided that Debt shall not include (1) obligations in respect of letters of credit to secure the performance of bids, trade contracts (other than for Debt), operating leases (determined in accordance with GAAP as in effect on December 14, 2018), any customary purchase price adjustments, earnouts, holdbacks and deferred payments of a similar nature in connection with an acquisition (including deferred compensation representing consideration or other contingent obligations incurred in connection with an acquisition), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (2) letters of credit issued in connection with the Combined Companies’ self-insurance programs for workman’s compensation, product liability and general liability, (3) any Debt that has been defeased, discharged and/or redeemed, provided that funds in an amount equal to all such Debt (including interest and any other amounts required to be paid to the holders thereof in order to give effect to such defeasance, discharge and/or redemption) have been irrevocably deposited with a trustee or other comparable escrow agent for the benefit of the relevant holders of such Debt, (4) intercompany loans or other advances from the Parent or any of its Subsidiaries to the Parent or any of its Subsidiaries, (5) any obligations in respect of customer advances held in the ordinary course of business or (6) interest, fees, make-whole amounts, premiums, charges or expenses, if any, relating to the principal amount of Debt. For all purposes of this Agreement, the amount of Debt of the Parent and its Subsidiaries shall be calculated without duplication of guaranty obligations of the Parent or any Subsidiary in respect thereof.
“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to the greater of (a) for any RFR Loan denominated in Pound Sterling, (x) SONIA for the day that is five (5) Business Days prior to (A) if such RFR Interest Day is a Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not a Business Day, the Business Day immediately preceding such RFR Interest Day plus (y) 0.0326% and (b) 0%. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Principal Borrower.
“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two ~~Domestic~~ Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Loans, (ii) fund all or any portion of its participations in Letters of Credit or (iii) pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Principal Borrower in writing that such failure is the result of such Lender’s reasonable determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Principal Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with all or any portion of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s reasonable determination that a condition precedent (specifically identified and including the particular default, if any) to funding under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three ~~Domestic~~ Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance reasonably satisfactory to it, or (d) has become, or has a direct or indirect Lender Parent that has become, the subject of a Bankruptcy Event or a Bail-In Action.
“Designated Jurisdiction” means any country, region or territory to the extent that such country or territory itself is the subject of any Sanctions (on the Closing Date, Crimea, Cuba, Iran, North Korea and Syria).
“Disqualified Institutions” means, on any date, (i) those Persons identified by the Principal Borrower to the Administrative Agent and the Lenders in writing prior to the Closing Date, (ii) those Persons that are reasonably determined by the Principal Borrower to be competitors of the Principal Borrower or any of its Subsidiaries and that have been specifically identified by the Principal Borrower to the Administrative Agent and the Lenders in writing prior to the Closing Date and (iii) in the case of each of clauses (i) and (ii) (and any supplements thereto as contemplated below), any of their respective Affiliates, to the extent any such Affiliate (x) is clearly identifiable as an Affiliate of the applicable Person solely by similarity of such Affiliate’s name and (y) is not a bona fide debt investment fund that is an Affiliate of such Person; provided that, the Principal Borrower, by notice to the Administrative Agent and the Lenders after the Closing Date, shall be permitted to supplement from time to time in writing by name the list of Persons that are Disqualified Institutions to the extent that the Persons added by such supplements are determined by the Principal Borrower to be competitors of the Principal Borrower or any of its Subsidiaries (or Affiliates of such competitors that are not bona fide debt investment funds). Each such supplement shall become effective three (3) ~~Domestic~~ Business Days after delivery thereof to the Administrative Agent and the Lenders (including through an Approved Electronic Platform) in accordance with Section 11.01, but shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans (but solely with respect to such Loans). It is understood and agreed that (A) the Administrative Agent shall have no responsibility, liability or duty, to ascertain, inquire, monitor or enforce whether any Lender or potential Lender is a Disqualified Institution, (B) the Principal Borrower’s failure to deliver such list (or supplement thereto) in accordance with Section 11.01 shall render such list (or supplement) not received and not effective and (C) “Disqualified Institution” shall exclude any Person that the Principal Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent (which notice may be distributed to the Lenders) from time to time in accordance with Section 11.01.
“Documentation Agents” means Barclays Bank PLC, Citibank, N.A. and MUFG Bank, Ltd., in their capacity as Documentation Agents with the credit facility provided hereunder.

“Dollar Amount” of any amount of any currency means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with such Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Reuters source on the ~~Domestic~~ Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with such Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its reasonable good faith discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as reasonably determined in good faith by the Administrative Agent, in consultation with the Principal Borrower, using any reasonable method of determination it deems reasonably appropriate) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as reasonably determined in good faith by the Administrative Agent, in consultation with the Principal Borrower, using any reasonable method of determination it deems reasonably appropriate.
“Dollar-Denominated Loan” means a Loan that is made in Dollars pursuant to the applicable Notice of Borrowing.
“Dollars” and the sign “$” mean lawful currency of the United States.
~~“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.~~
“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Principal Borrower and the Administrative Agent.
“DQ List” has the meaning set forth in Section 11.06(h)(iv).
“Early Opt-in Election” means the occurrence of:
(1) (i) a determination by the Administrative Agent and/or the Principal Borrower or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Principal Borrower) that the Required Lenders have determined that syndicated credit facilities denominated in the applicable Agreed Currency being executed at such time, or that include language similar to that contained in Section 8.01 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and
(2) (i) the election by the Administrative Agent and/or the Principal Borrower or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Principal Borrower and the Lenders, by the Principal Borrower of written notice of such election to the Administrative Agent and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent (with a copy to the Principal Borrower).

“EU Bail-In Legislation Schedule” has the meaning set forth in Section 11.14.
“EURIBO Interpolated Rate” means, at any time, with respect to any Euro-Currency Borrowing denominated in Euro and for any Interest Period, the rate per annum determined reasonably and in good faith by the Administrative Agent (which determination shall be conclusive and binding absent demonstrable error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBO Screen Rate for the longest period (for which the EURIBO Screen Rate is available for Euro) that is shorter than the Impacted EURIBO Rate Interest Period; and (b) the EURIBO Screen Rate for the shortest period (for which the EURIBO Screen Rate is available for Euro) that exceeds the Impacted EURIBO Rate Interest Period, in each case, at such time; provided that, if any EURIBO Interpolated Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“EURIBO Rate” means, with respect to any Euro-Currency Borrowing denominated in Euro and for any Interest Period, the EURIBO Screen Rate at approximately 11:00 a.m. (Brussels time) two (2) TARGET Days prior to the commencement of such Interest Period; provided that, if the EURIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBO Rate Interest Period”) with respect to Euro then the EURIBO Rate shall be the EURIBO Interpolated Rate.
~~“Euro” means the single currency of the Participating Member States.~~
~~“Euro-Currency Business Day” means a Euro-Dollar Business Day, unless such term is used in connection with an Alternative Currency Borrowing or Alternative Currency Loan, in which case such day shall only be a Euro-Currency Business Day if (i) commercial banks are open for international business (including dealings in deposits in such Alternative Currency) in London and (ii) if such Alternative Currency is Euro, the TARGET2 payment system is open for the settlement of payment in Euro.~~
~~“Euro-Currency Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Currency Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Currency Lending Office by notice to the Principal Borrower and the Administrative Agent; provided that any Lender may from time to time by notice to the Principal Borrower and the Administrative Agent designate separate Euro-Currency Lending Offices for its Loans in different currencies, in which case all references herein to the Euro-Currency Lending Office of such Lender shall be deemed to refer to any or all of such offices, as the context may require.~~
~~“Euro-Currency Loan” means either a Euro-Dollar Loan or an Alternative Currency Loan.~~
~~“Euro-Currency Margin” means, at any date, the applicable rate per annum determined in accordance with the Pricing Schedule.~~
“~~Euro Currency Reserve Percentage~~ EURIBO Screen Rate” means, for any day~~, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Currency Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).~~ and time, with respect to any Euro-Currency

Borrowing denominated in Euro and for any Interest Period, the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of such rate) for Euro for the relevant period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Principal Borrower. If the EURIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
~~“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.~~
“EURIBOR” has the meaning set forth in Section 1.05.
“Euro” means the single currency of the Participating Member States.
“~~Euro-Dollar Loan” means a Dollar-Denominated Loan that bears~~ Euro-Currency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate (except pursuant to clause (c) of the definition of “Base Rate”) or the Adjusted EURIBO Rate.
“Euro-Currency Margin” means, at any date, the applicable rate per annum determined in accordance with the Pricing Schedule.
“Event of Default” has the meaning set forth in Section 6.01.
“Excluded Taxes” has the meaning set forth in Section 8.04(a).
“Existing Agreement” means the $2,000,000,000 Credit Agreement dated as of March 10, 2016, among the Principal Borrower, the Eligible Subsidiaries referred to therein, the lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof.
“Existing Letters of Credit” means the letters of credit issued by an Issuing Lender under the Existing Agreement before the Closing Date.
“Extension Agreement” has the meaning set forth in Section 2.01(c).
“Extension Date” has the meaning set forth in Section 2.01(c).
“Facility Fee Rate” means, at any date, the applicable rate per annum determined in accordance with the Pricing Schedule.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“FCA” has the meaning set forth in Section 1.05.
“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the ~~Federal Reserve Bank of New York’s~~ NYFRB’s Website from time to time, and published on the next succeeding ~~Domestic~~ Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
~~“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.~~
“Fee Letters” means the JPMorgan Fee Letter and the Arranger Fee Letters.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or assistant treasurer.
“Foreign Subsidiary” means a Subsidiary of the Parent not organized under the laws of a jurisdiction located in the United States of America, or any state thereof or the District of Columbia.
“GAAP” shall mean U.S. generally accepted accounting principles as in effect from time to time.
“GHG Intensity” means the total greenhouse gas emissions of the Parent and its subsidiaries measured in Metric Tons CO2e, per Million Dollars in revenue. The metric tons of CO2e include Scope 1 (direct) and 2 (energy indirect, market-based) emissions according to the World Resources Institute (WRI) and the World Business Council for Sustainable Development (WBCSD) Greenhouse Gas Protocols.
“GHG Intensity Target” means, with respect to any calendar year, the GHG Intensity Target for such calendar year as set forth on the Sustainability Table.
“GHG Intensity 10% Threshold” means, with respect to any calendar year, the GHG Intensity 10% Threshold for such calendar year as set forth on the Sustainability Table.
“GHG Intensity Fee Adjustment Amount” means, with respect to any calendar year, (i) positive 0.25 bps if the GHG Intensity for such calendar year as set forth in the KPI Metrics Report is greater than the GHG Intensity 10% Threshold for such calendar year, (ii) 0.0 bps if the GHG Intensity for such calendar year as set forth in the KPI Metrics Report is less than or equal to the GHG Intensity 10% Threshold for such calendar year but greater than the GHG Intensity Target for such calendar year or (iii) negative 0.25 bps if the GHG Intensity for such calendar year as set forth in the KPI Metrics Report is less than or equal to the GHG Intensity Target for such calendar year.
“GHG Intensity Margin Adjustment Amount” means, with respect to any calendar year, (i) positive 1.5 bps if the GHG Intensity for such calendar year as set forth in the KPI Metrics Report is greater than the GHG Intensity 10% Threshold for such calendar year, (ii) 0.0 bps if the GHG Intensity for such calendar year as set forth in the KPI Metrics Report is less than or equal to the GHG Intensity 10% Threshold for such calendar year but greater than the GHG Intensity Target for such calendar year or (iii) negative 1.5 bps if the GHG Intensity for such calendar year as set forth in the KPI Metrics Report is less than or equal to the GHG Intensity Target for such calendar year.

“GHG Savings” means the guaranteed reduction in metric tons of greenhouse gas emissions as a result of performance infrastructure projects completed by the Parent and its subsidiaries (whether for the Parent or any subsidiary or any third party) measured in CO2e.
“GHG Savings Target” means, with respect to any calendar year, the GHG Savings Target for such calendar year as set forth on the Sustainability Table.
“GHG Savings 10% Threshold” means, with respect to any calendar year, the GHG Savings 10% Threshold for such calendar year as set forth on the Sustainability Table.
“GHG Savings Fee Adjustment Amount” means, with respect to any calendar year, (i) positive 0.25 bps if the GHG Savings for such calendar year as set forth in the KPI Metrics Report is less than the GHG Savings 10% Threshold for such calendar year, (ii) 0.0 bps if the GHG Savings for such calendar year as set forth in the KPI Metrics Report is greater than or equal to the GHG Savings 10% Threshold for such calendar year but less than the GHG Savings Target for such calendar year or (iii) negative 0.25 bps if the GHG Savings for such calendar year as set forth in the KPI Metrics Report is greater than or equal to the GHG Savings Target for such calendar year.
“GHG Savings Margin Adjustment Amount” means, with respect to any calendar year, (i) positive 1.5 bps if the GHG Savings for such calendar year as set forth in the KPI Metrics Report is less than the GHG Savings 10% Threshold for such calendar year, (ii) 0.0 bps if the GHG Savings for such calendar year as set forth in the KPI Metrics Report is greater than or equal to the GHG Savings 10% Threshold for such calendar year but less than the GHG Savings Target for such calendar year or (iii) negative 1.5 bps if the GHG Savings for such calendar year as set forth in the KPI Metrics Report is greater than or equal to the GHG Savings Target for such calendar year.
“Governmental Authority” means the government of the United States of America, Ireland, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Group of Loans” means, at any time, a group of Loans consisting of (i) all Loans to the same Borrower which are Base Rate Loans at such time ~~or~~, (ii) all Loans which are Euro-Currency Loans in the same currency to the same Borrower having the same Interest Period at such time or (iii) all Loans which are RFR Loans in the same currency to the same Borrower, provided that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group of Loans or Groups of Loans from time to time as it would have been in if it had not been so converted or made.
“Guarantee” by any Person means, without duplication, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. It is understood that the amount of any Guarantee of or by any Person shall be deemed to be the lower of (a)

the amount of Debt in respect of which such Guarantee exists and (b) the maximum amount for which such Person may be liable pursuant to the instrument embodying such Guarantee.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Holding Company” means a corporation or other legal entity organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development which becomes the direct or indirect owner of the equity interests of the Parent and its Subsidiaries pursuant to a Holding Company Reorganization.
“Holding Company Reorganization” means a transaction or series of transactions pursuant to which the Parent becomes a direct or indirect wholly-owned subsidiary of the Holding Company.
“~~IBA~~ Impacted EURIBO Rate Interest Period” has the meaning ~~set forth in Section 1.05~~ assigned to such term in the definition of “EURIBO Rate”.
“Impacted LIBO Rate Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Increasing Lender” has the meaning set forth in Section 2.20.
“Increasing Lender Supplement” means a supplement to this Agreement substantially in the form of Exhibit B attached hereto.
“Incremental Term Loan” has the meaning set forth in Section 2.20.
“Incremental Term Loan Amendment” has the meaning set forth in Section 2.20.
“Indemnified Person” has the meaning set forth in Section 11.03(b).
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) the Principal Borrower, any of its Subsidiaries or any of its Affiliates, (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (e) a Disqualified Institution.
“Information” has the meaning set forth in Section 11.11(a).
“Initial Issuing Lender” means each of JPMorgan Chase Bank, N.A., Bank of America, N.A., Barclays Bank PLC and Citibank, N.A.
“Insolvency Regulation” shall mean the Regulation EU 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).
“Interest Period” means, with respect to each Euro-Currency Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending one ~~week or one, two~~, three or six months thereafter (or such other period of time as may at the time be mutually agreed by the Borrower and all of the Lenders) (in each case, subject to the availability for the Benchmark applicable to the relevant

Loan or Commitment for any Agreed Currency), as the Borrower may elect in such notice; provided that:
(a)    any Interest Period which would otherwise end on a day which is not a ~~Euro-Currency~~ Business Day shall be extended to the next succeeding ~~Euro-Currency~~ Business Day unless such ~~Euro-Currency~~ Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding ~~Euro-Currency~~ Business Day; and
(b)    any Interest Period ~~(other than an Interest Period of one week)~~ which begins on the last ~~Euro-Currency~~ Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last ~~Euro-Currency~~ Business Day of a calendar month; and
(c)    any Interest Period applicable to any Loan of any Lender which would otherwise end after the Termination Date for such Lender shall end on the Termination Date for such Lender.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.
~~“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum determined reasonably and in good faith by the Administrative Agent (which determination shall be conclusive and binding absent demonstrable error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.~~
“Irish Treaty” has the meaning set forth in the definition of “Irish Treaty State”.
“Irish Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with Ireland (an “Irish Treaty”) that has force of law and makes provision for full exemption from tax imposed by Ireland on interest.
“Issuing Lender” means each Initial Issuing Lender and any other Lender that may agree to issue letters of credit hereunder pursuant to an instrument in form reasonably satisfactory to the Principal Borrower, such Lender and the Administrative Agent, in its capacity as issuer of a Letter of Credit hereunder. Each Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate or branch, as applicable, with respect to Letters of Credit issued by such Affiliate or branch, as applicable. Each reference herein to the “Issuing Lender” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Lender with respect thereto, and, further, references herein to “the Issuing Lender” shall be deemed to refer to each of the Issuing Lenders or the relevant Issuing Lender, as the context requires. Unless the contest otherwise requires, any reference herein to a “Lender” includes each Issuing Lender.
“JCI” means Johnson Controls, Inc., a Wisconsin corporation.
“JPMorgan Fee Letter” means that certain JPMorgan Fee Letter, dated November 4, 2019, among JPMorgan and the Principal Borrower.

“KPI Metrics” means, collectively, the GHG Intensity, the TRIR and the GHG Savings and each a “KPI Metric”.
“KPI Metrics Report” means an annual report (it being understood that this annual report may take the form of the Sustainability Report) audited by the KPI Metrics Auditor that sets forth the calculations for each KPI Metric for a specific calendar year.
“KPI Metrics Auditor” means (i) BureauVeritas as it relates to GHG Intensity and (ii) PricewaterhouseCoopers as it relates to GHG Savings and TRIR, or, in each case such other auditor (in each case of the foregoing clauses (i) and (ii), and any replacement auditor thereof) acting in its capacity as an independent auditor of the operations of the Parent, designated from time to time by the Parent, provided that any such replacement KPI Metrics Auditor (A) shall be (1) a nationally recognized “big four” auditing firm or (2) another auditing firm designated by the Parent, which designation is posted to the Lenders, unless Lenders constituting the Required Lenders object to such designation under this clause (2) within five (5) ~~Domestic~~ Business Days after such posting, and (B) shall apply substantially the same auditing standards and methodology used in the 2017 KPI Metrics Report, except for any changes to such standards and/or methodology that (x) are consistent with then generally accepted industry standards or (y) if not so consistent, are proposed by the Parent and posted to the Lenders, unless Lenders constituting the Required Lenders object to such changes within five (5) ~~Domestic~~ Business Days after such posting.
“LC Sublimit” means (i) as to aggregate Letter of Credit Liabilities with respect to all Letters of Credit, $300,000,000 and (ii) as to aggregate Letter of Credit Liabilities with respect to the Letters of Credit issued by any individual Issuing Lender, such Issuing Lender’s Letter of Credit Fronting Sublimit.
“LC Termination Date” means, at any time, the fifth ~~Domestic~~ Business Day prior to the earliest Termination Date then in effect as to any Lender.
“Lead Arranger Fee Letters” means those certain fee letters, dated November 4, 2019, among certain of the Lead Arrangers and the Principal Borrower.
“Lead Arrangers” means JPMorgan Chase Bank, N.A., BofA Securities, Inc., Barclays Bank PLC and Citibank, N.A. in their capacity as joint lead arrangers and joint bookrunners for the credit facility provided hereunder.
“Lender” means each Person listed in the Commitment Schedule, each New Lender or Assignee which becomes a Lender pursuant to Section 2.20 or 11.06(c) or other documentation contemplated hereby, and their respective successors, other than any such Person that ceases to be a party hereto pursuant to Section 11.06(c) or other documentation contemplated hereby.
“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor. As used in this Agreement, (x) “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such specified Person and (y) “Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise (and “Controlled” has a meaning correlative thereto).
“Lender Parent” means, with respect to any Lender, any Person controlling such Lender.
“Letter of Credit” means any Existing Letter of Credit or Additional Letter of Credit.
“Letter of Credit Agreement” has the meaning set forth in Section 2.19(b).
“Letter of Credit Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.
“Letter of Credit Fronting Sublimit” means (x) for each Initial Issuing Lender, the amount set forth as such Initial Issuing Lender’s Fronting Sublimit on Schedule 2.19 and (y) for each other Issuing Lender, the amount agreed by such Issuing Lender as its Letter of Credit Fronting Sublimit which, subject to the prior written consent of the Principal Borrower, shall ratably reduce the Letter of Credit Fronting Sublimit of each then-existing Issuing Lender, as each of the foregoing amounts may be decreased or increased from time to time with the written consent of the Principal Borrower, the Administrative Agent and the Issuing Lenders (provided that any increase in the Letter of Credit Fronting Sublimit with respect to any Issuing Lender shall only require the consent of the Principal Borrower and such Issuing Lender).
“Letter of Credit Liabilities” means, for any Lender and at any time, such Lender’s ratable participation in the sum of (x) the amounts then owing by the Borrowers in respect of amounts drawn under Letters of Credit and (y) the aggregate amount then available for drawing under all Letters of Credit. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and each Lender shall remain in full force and effect until the relevant Issuing Lender and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any such Letter of Credit.
“LIBO Interpolated Rate” means, at any time, with respect to any Euro-Currency Borrowing denominated in Dollars and for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent demonstrable error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for Dollars) that is shorter than the Impacted LIBO Rate Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available for Dollars) that exceeds the Impacted LIBO Rate Interest Period, in each case, at such time; provided that if any LIBO Interpolated Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“LIBO Rate” means, with respect to any Euro-Currency Borrowing denominated in Dollars and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m. (London time) two ~~Euro-Currency~~ (2) Business Days prior to the commencement of ~~such Interest Period, as the rate for deposits in Dollars or the relevant Alternative Currency with a maturity comparable to~~ such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest

Period ~~for such currency at such time~~ (an “Impacted LIBO Rate Interest Period”) ~~but rates are then available on the Screen for other periods for such currency~~ with respect to Dollars, then the LIBO Rate shall be the LIBO Interpolated Rate~~; provided, that if any LIBO Rate determined in accordance with the foregoing shall be less than zero, the LIBO Rate shall be deemed to be zero for all purposes of this Agreement~~.
“LIBO Screen Rate” means, for any day and time, with respect to any Euro-Currency Borrowing denominated in Dollars and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the applicable currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters ~~Screen~~ screen that displays such rate (or, in the event such rate does not appear on a Reuters page or ~~Screen~~ screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion), provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“LIBOR” has the meaning set forth in Section 1.05.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Parent or any Consolidated Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease (determined in accordance with GAAP as in effect on December 14, 2018) or other title retention agreement relating to such asset (other than an operating lease (determined in accordance with GAAP as in effect on December 14, 2018)).
“Limited Conditionality Acquisition” has the meaning set forth in Section 2.20.
“Limited Conditionality Acquisition Agreement” has the meaning set forth in Section 2.20.
“Loan” means a loan made by a Lender pursuant to Section 2.01; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.
“Loan Documents” means this Agreement, each Election to Participate and any Notes issued to any Lender hereunder.
“Loan Parties” means the Borrowers.

“New York Office” means the office of the Administrative Agent identified on the signature pages hereof as its New York office, or such other office of the Administrative Agent as it may specify for such purpose by notice to the other parties hereto.
“Notes” means promissory notes of a Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of such Borrower to repay the Loans made to it, and “Note” means any one of such promissory notes issued hereunder.
“Notice of Borrowing” has the meaning set forth in Section 2.02.
“Notice of Interest Rate Election” has the meaning set forth in Section 2.15(a).
“Notice of Issuance” has the meaning set forth in Section 2.19(c).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a ~~Euro-Currency~~ Business Day, for the immediately preceding ~~Euro-Currency~~ Business Day); provided that if none of such rates are published for any day that is a ~~Euro-Currency~~ Business Day, the term “NYFRB Rate” means the rate quoted for such day for a federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received by the Administrative Agent from a federal funds broker unaffiliated with the Administrative Agent of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Other Connection Taxes” means, with respect to the Administrative Agent or a Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Currency” has the meaning set forth in Section 2.18.
“Other Taxes” has the meaning set forth in Section 8.04(b).
“Outstanding Amount” means, as to any Lender at any time, the sum of (i) the aggregate Dollar Amount of Loans made by it outstanding at such time plus (ii) the aggregate Dollar Amount of its Letter of Credit Liabilities at such time.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight ~~Euro-Currency~~ eurodollar borrowings denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the ~~Federal Reserve Bank of New York’s~~ NYFRB’s Website from time to time, and published on the next succeeding ~~Euro-Dollar~~ Business Day by the NYFRB as an overnight bank funding rate.

(d)    a qualifying company within the meaning of section 110 TCA and whose Applicable Lending Office is located in Ireland; or
(e)    an investment undertaking within the meaning of section 739B TCA and whose Applicable Lending Office is located in Ireland.
“Qualifying Lender Confirmation” means a confirmation substantially in the form of Exhibit F.
“Quarterly Payment Date” means each March 31, June 30, September 30 and December 31.
“Register” has the meaning set forth in Section 11.06(c).
“Regulation U” means Regulation U of the Board ~~of Governors of the Federal Reserve System~~, as in effect from time to time.
“Reimbursement Obligation” has the meaning set forth in Section 2.19(e).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Related Person” has the meaning set forth in Section 11.03(b).
“Relevant Governmental Body” means ~~the Federal Reserve~~ (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board and/or the NYFRB, or a committee officially endorsed or convened by the ~~Federal Reserve~~ Board and/or the NYFRB or, in each case, any successor thereto~~.~~, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Pound Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euro, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto or (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.
“Relevant Rate” means (i) with respect to any Euro-Currency Borrowing denominated in Dollars, the LIBO Rate, (ii) with respect to any Euro-Currency Borrowing denominated in Euro, the EURIBO Rate or (iii) with respect to any Borrowing denominated in Pound Sterling, the Daily Simple RFR, as applicable.
“Relevant Screen Rate” means (i) with respect to any Euro-Currency Borrowing denominated in Dollars, the LIBO Screen Rate or (ii) with respect to any Euro-Currency Borrowing denominated in Euro, the EURIBO Screen Rate, as applicable.
“Replacement Lender” has the meaning set forth in Section 2.08(b).

“Required Currency” has the meaning set forth in Section 2.18.
“Required Lenders” means, subject to Section 2.21, at any time, Lenders having Credit Exposures representing more than 50% of the sum of the total Credit Exposures at such time; provided that for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, any Lender that is the Parent or an Affiliate of the Parent shall be disregarded.
“Retired Commitments” has the meaning set forth in Section 2.08(b).
“Reuters” means Thomson Reuters Corp., Refinitiv or any successor thereto.
“RFR” means, for any RFR Loan denominated in Pound Sterling, SONIA.
“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.
“RFR Business Day” means, for any Loan denominated in Pound Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.
“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.
“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple RFR.
“RFR Margin” means, at any date, the applicable rate per annum determined in accordance with the Pricing Schedule.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or Canada, (b) any Person organized or resident in a Sanctioned Country in violation of Sanctions and (c) any Person 50% or greater owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means any international economic sanctions administered or enforced by (a) the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury (UK) or Canada.
~~“Screen” means (a) with respect to Dollar-Denominated Loans, the Reuters “LIBOR01” screen displaying the London interbank offered rate as administered by ICE Benchmark Administration and (b) with respect to Alternative Currency Loans, the Reuters screen selected by the Administrative Agent that displays rates for interbank deposits in the appropriate Alternative Currency or, in the case of either (a) or (b), any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time in its reasonable discretion (and consistent with any such determination by the Administrative Agent generally under substantially similar credit~~

~~facilities for which it acts as administrative agent) for purposes of providing quotations of interest rates applicable to deposits in the London interbank market.~~
“Significant ESG Event” means a sale, divestment, disposition, casualty, closure, condemnation, governmental taking, seizure, nationalization, acquisition, investment or other similar transaction or event that would reasonably be expected to result in a 5% increase or decrease in one or more of the KPI Metrics.
“Significant Subsidiary” means any Consolidated Subsidiary of the Parent (which term, as used in this definition, includes such Subsidiary’s Consolidated Subsidiaries) which meets any of the following conditions:
(i)    the Parent’s and the Parent’s other Subsidiaries’ outstanding investments in and advances to such Subsidiary exceed 10% of the consolidated total assets of the Parent, in each case as of the end of the most recently completed fiscal year of the Parent for which financial statements have been delivered pursuant to Section 5.01(a) (or, prior to the first such delivery, Section 4.04(a)) (the “Most Recent Financial Statements”);
(ii)    the total assets (after intercompany eliminations) of such Subsidiary exceed 10% of the consolidated total assets of the Parent as of the end of the most recently completed fiscal year of the Parent for which the Most Recent Financial Statements have been delivered;
(iii)    the net sales of such Subsidiary (after intercompany eliminations) exceed 10% of the consolidated net sales of the Parent for the most recently completed fiscal year of the Parent for which the Most Recent Financial Statements have been delivered; or
(iv)    any Consolidated Subsidiary with or into which a Significant Subsidiary is merged or which has acquired all or substantially all the assets of a Significant Subsidiary in either case pursuant to a transaction permitted by Section 5.09; provided, however, that such Subsidiary shall cease to be a Significant Subsidiary at the time of delivery pursuant to Section 5.01(a) of financial statements covering the fiscal year in which such transaction occurred unless one of the conditions set forth in clauses (i), (ii) or (iii) above is satisfied with respect to such Subsidiary.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the ~~Federal Reserve Bank of New York’s~~ NYFRB’s Website.
“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.
“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Calendar Year” has the meaning set forth in the Pricing Schedule.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate or Adjusted EURIBO Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Euro-Currency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Sterling” means the lawful currency of the United Kingdom.
“Stop Issuance Notice” has the meaning set forth in Section 2.19(i).
“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock (or comparable ownership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of the Person or a combination thereof.
“Supported QFC” has the meaning set forth in Section 11.16.
“Surviving Commitment” has the meaning set forth in Section 2.08(b).
“Surviving Lender” has the meaning set forth in Section 2.08(b).
“Sustainability Fee Adjustment” with respect to any KPI Metrics Report for any calendar year, the number of basis points (whether positive, negative or zero) resulting from the sum of (i) the GHG Intensity Fee Adjustment Amount, plus (ii) the GHG Savings Fee Adjustment Amount, plus (iii) the TRIR Fee Adjustment Amount, in each case for such calendar year.
By way of example and for purposes of illustration only, (A) if the applicable GHG Intensity Fee Adjustment Amount is positive 0.25 bps and the GHG Savings Fee Adjustment Amount is positive 0.25 bps and the TRIR Fee Adjustment Amount is 0.0 bps, the Sustainability Fee Adjustment in such example would be positive 0.50 bps or (B) if the applicable GHG Intensity Fee Adjustment Amount is negative 0.25 bps and the GHG Savings Fee Adjustment Amount is negative 0.25 bps and the TRIR Fee Adjustment Amount is positive 0.25 bps, the Sustainability Fee Adjustment in such example would be negative 0.25 bps.
“Sustainability Margin Adjustment” with respect to any KPI Metrics Report for any calendar year, the number of basis points (whether positive, negative or zero) resulting from the sum of (i) the GHG Intensity Margin Adjustment Amount, plus (ii) the GHG Savings Margin Adjustment Amount, plus (iii) the TRIR Margin Adjustment Amount, in each case for such calendar year.

By way of example and for purposes of illustration only, (A) if the applicable GHG Intensity Margin Adjustment Amount is positive 1.5 bps and the GHG Savings Margin Adjustment Amount is positive 1.5 bps and the TRIR Margin Adjustment Amount is 0.0 bps, the Sustainability Margin Adjustment in such example would be positive 3.0 bps or (B) if the applicable GHG Intensity Margin Adjustment Amount is negative 1.5 bps and the GHG Savings Margin Adjustment Amount is negative 1.5 bps and the TRIR Margin Adjustment Amount is positive 1.5 bps, the Sustainability Margin Adjustment in such example would be negative 1.5 bps.
“Sustainability Pricing Adjustment Date” has the meaning set forth in the Pricing Schedule.
“Sustainability Report” means the annual non-financial disclosure form according to the GRI Standard for Sustainability Reporting publicly reported by the Parent and published on an Internet or intranet website to which each Lender and the Administrative Agent have been granted access free of charge.
“Sustainability Structuring Agent” means ING Capital LLC, in its capacity as Sustainability Structuring Agent in connection with the credit facility provided hereunder.
“Sustainability Table” means the Sustainability Table attached hereto as Schedule 1.01, as the same may be updated from time to time (i) to incorporate the relevant baselines (and the targets and the 10% thresholds derived therefrom) set forth in the 2017 KPI Metrics Report as described in the Pricing Schedule and (ii) to incorporate revised baselines (and the targets and the 10% thresholds derived therefrom) set forth in the relevant Pro Forma KPI Metrics Report in connection with each Significant ESG Event as described in the Pricing Schedule.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or the Subsidiaries shall be a Swap Agreement.
“Syndication Agent” means Bank of America, N.A., in its capacity as Syndication Agent in connection with the credit facility provided hereunder.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer ~~(TARGET2)~~ payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system~~(~~, if any~~)~~, reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in ~~euro~~ Euro.
“Taxes” has the meaning set forth in Section 8.04(a).
“TCA” means the Taxes Consolidation Act, 1997 of Ireland.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” means, as to each Lender, December 5, 2024 or, in the case of any Lender, such later date to which the Commitment of such Lender shall have been extended pursuant to Section 2.01(c) (or, if any of the foregoing days is not a ~~Euro-Dollar~~ Business Day, the next preceding ~~Euro-Dollar~~ Business Day).
“Terminating Lender” has the meaning set forth in Section 2.01(c).
“Total Outstanding Amount” means, at any time, the aggregate Dollar Amount of all Loans outstanding at such time plus the aggregate Dollar Amount of the Letter of Credit Liabilities of all Lenders at such time.
“Trade Date” has the meaning set forth in Section 11.06(h)(i).
“Transactions” means the execution, delivery and performance by the Borrowers of the Loan Documents, the borrowing of Loans and the issuance of Letters of Credit hereunder.
“TRIR” means the Total Recordable Incident Rate measured as the number of incidents per 200,000 workhours according to the recordkeeping and reporting rules of the United States Department of Labor – Occupational Safety and Health Administration Severe Injury Reports (or any replacement(s) thereof); it being understood and agreed that on the date hereof the Parent applies the US-OSHA Recordkeeping rules [www.osha.gov/recordkeeping2014/] to determine recordable injuries globally, and reported numbers include the performance of the Parent’s employees and supervised contractors (e.g. agency temp workers and other workers under the direct supervision of the Parent).
“TRIR Target” means, with respect to any calendar year, the TRIR Target for such calendar year as set forth on the Sustainability Table.
“TRIR 10% Threshold” means, with respect to any calendar year, the TRIR 10% Threshold for such calendar year as set forth on the Sustainability Table.
“TRIR Fee Adjustment Amount” means, with respect to any calendar year, (i) positive 0.25 bps if the TRIR for such calendar year as set forth in the KPI Metrics Report is greater than the TRIR 10% Threshold for such calendar year, (ii) 0.0 bps if the TRIR for such calendar year as set forth in the KPI Metrics Report is less than or equal to the TRIR 10% Threshold for such calendar year but greater than the TRIR Target for such calendar year or (iii) negative 0.25 bps if the TRIR for such calendar year as set forth in the KPI Metrics Report is less than or equal to the TRIR Target for such calendar year.
“TRIR Margin Adjustment Amount” means, with respect to any calendar year, (i) positive 1.5 bps if the TRIR for such calendar year as set forth in the KPI Metrics Report is greater than the TRIR 10% Threshold for such calendar year, (ii) 0.0 bps if the TRIR for such calendar year as set forth in the KPI Metrics Report is less than or equal to the TRIR 10% Threshold for such calendar year but greater than the TRIR Target for such calendar year or (iii) negative 1.5 bps if the TRIR for such calendar year as set forth in the KPI Metrics Report is less than or equal to the TRIR Target for such calendar year.
“Type” ~~refers to the determination whether a loan is a Base Rate Loan or a Euro Currency Loan.~~ when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Adjusted EURIBO Rate, the Base Rate or the Daily Simple RFR.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.
“U.S. Special Resolution Regime” has the meaning set forth in Section 11.16.
“Wholly-Owned Consolidated Subsidiary” means, with respect to any Person at any time, any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person at such time.
“Withholding Agent” has the meaning set forth in Section 8.04(a).
“Write-Down and Conversion Powers” has the meaning set forth in Section 11.14.
Section 1.02     Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Parent’s independent public accountants) with the most recent audited consolidated financial statements of the Parent and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Parent notifies the Administrative Agent that the Parent wishes to amend any covenant in Article 5 to eliminate the effect of any change in GAAP or the application thereof on the operation of such covenant (or if the Administrative Agent notifies the Parent that the Required Lenders wish to amend Article 5 for such purpose), then the Parent’s compliance with such covenant shall be determined on the basis of GAAP without giving effect to the relevant change in GAAP or the application thereof, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Parent and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein (including computations in respect of compliance with Section 5.07) shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Parent or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Debt under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof and (iii) without giving effect to any change to, or modification of, GAAP (including any future phase-in of changes to GAAP that have been approved as of December 14, 2018) which would require the capitalization of leases characterized as “operating leases” as of December 14, 2018 (it being understood and agreed, for the avoidance of doubt, financial statements delivered pursuant to Sections 5.01(a) and 5.01(b) shall be prepared without giving effect to this sentence).

Section 1.03    Types of Loans and Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Lenders to be made to a single Borrower pursuant to Article 2 on the same date, all of which Loans are of the same Type and currency and, in the case of Euro-Currency Loans, have the same initial Interest Period. Identification of a Borrowing by Type (e.g., a “Euro-Currency Borrowing”) indicates that such Borrowing is comprised of Loans of such Type.
Section 1.04     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein), (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Section 1.05    Interest Rates; LIBOR Notification. The interest rate on a Loan denominated in ~~dollars or an Alternative~~ an Agreed Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate (“LIBOR”) is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. ~~In July 2017~~ On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that~~, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public~~: (a) immediately after December 31, 2021, publication of all seven Euro LIBOR settings, all seven Swiss Franc LIBOR settings, the spot next, 1-week, 2-month and 12-month Japanese Yen LIBOR settings, the overnight, 1-week, 2-month and 12-month Pound Sterling LIBOR settings, and the 1-week and 2-month U.S. Dollar LIBOR settings will permanently cease; immediately after June 30, 2023, publication of the overnight and 12-month U.S. Dollar LIBOR settings will permanently cease; immediately after December 31, 2021, the 1-month, 3-month and 6-month Japanese Yen LIBOR settings and the 1-month, 3-month and 6-month Pound Sterling LIBOR settings will cease to be provided or, subject to consultation by the FCA, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored; and immediately after June 30, 2023, the 1-month, 3-month and 6-month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of ~~the London interbank offered rate~~ LIBOR. Upon the occurrence of a Benchmark Transition Event or an Early ~~Opt-In~~ Opt-in Election, Section 8.01(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Principal Borrower, pursuant to Section 8.01(d), of any change to the reference rate upon which the interest rate on ~~Eurodollar~~ Euro-Currency Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission ~~or availability of the London interbank offered rate~~, performance or any other matter related to the Daily Simple RFR, LIBOR, EURIBOR or other rates in the definition of “LIBO Rate” (or “EURIBO Rate”, as applicable) or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 8.01(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 8.01(c)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Daily Simple RFR, the LIBO Rate (or the EURIBO Rate, as applicable) or have the same volume or liquidity as did LIBOR (or the ~~London~~ Euro interbank offered rate (“EURIBOR”), as applicable) prior to its discontinuance or unavailability (other than, for the avoidance of doubt, with respect to its obligation to apply the definition of such rate in accordance with its terms and comply with its obligations in Article 2 ~~(including~~ and Section 8.01~~)~~ of this Agreement). The Administrative Agent and its affiliates and/or other related entities may engage in transactions unrelated to the Principal Borrower and this Agreement that affect the calculation of any Daily Simple RFR, any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Principal Borrower. The Administrative Agent may select information sources or services in its reasonable good faith discretion to ascertain any RFR, Daily Simple RFR or any rate with respect to any Euro-Currency Loan, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) by any such information source or service.
Section 1.06    Certain Calculations. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Sections 5.08, 5.09 and 5.10 and Article 6 under this Agreement being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the last day of the fiscal quarter of the Parent immediately preceding the fiscal quarter of the Parent in which the applicable transaction or occurrence requiring a determination occurs.

Section 2.02    Notice of Borrowing. The Borrower shall give the Administrative Agent notice (a “Notice of Borrowing”) (1) at its New York Office not later than 10:30 a.m. (New York City time) on (y) the date of each Base Rate Borrowing and (z) the third ~~Euro-Dollar~~ Business Day before each ~~Euro-Dollar~~ Euro-Currency Borrowing denominated in Dollars or Euro and (2) at its New York Office and its London Office not later than ~~10:30 a.m. (London~~ 11:00 a.m. (New York City time) on the ~~third Euro-Currency~~ fifth Business Day before each Borrowing of ~~Alternative Currency~~ RFR Loans, specifying:
    (i)    the date of such Borrowing, which shall be a ~~Domestic~~ Business Day ~~in the case of a Base Rate Borrowing or a Euro-Currency Business Day in the case of a Euro-Currency Borrowing~~;
    (ii)    the currency and aggregate amount (in such currency) of such Borrowing;
    (iii)    ~~in the case of a Borrowing of Dollar-Denominated Loans~~ whether such ~~Loans are~~ Borrowing is to be a Base Rate ~~Loans or a Euro-Dollar Loans~~ Borrowing, a Euro-Currency Borrowing or an RFR Borrowing; and
    (iv)    in the case of a Euro-Currency Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.
Section 2.03    Notice to Lenders; Funding of Loans.
(a)    Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.
(b)     On the date of each Borrowing, each Lender participating therein shall make available its ratable share of such Borrowing:
        (A)    if such Borrowing is to be made in Dollars, not later than 2:00 p.m. (New York City time), in Federal or other funds immediately available in New York City, to the Administrative Agent at its New York Office; or
        (B)    if such Borrowing is to be made in an Alternative Currency, in such Alternative Currency (in such funds as may then be customary for the settlement of international transactions in such Alternative Currency) to the account of the Administrative Agent at its London Office.
Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied or waived in accordance with Section 11.05, the Administrative Agent will make the funds so received from the Lenders available to the Borrower on the date of each Borrowing as directed by the Borrower.
(c)    Unless the Administrative Agent shall have received at its New York Office notice from a Lender prior to the date (or in the case of a Base Rate Borrowing, prior to 2:00 p.m. (New York City time) on the date of such Borrowing) of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.03 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative

Agent, such Lender (and, if such Lender shall not have paid such amount to the Administrative Agent within two ~~Domestic~~ Business Days of the Administrative Agent’s demand therefor, the Borrower) agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the NYFRB Rate (if such Borrowing is in Dollars) or the applicable LIBO Rate (if such Borrowing is in an Alternative Currency). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.
(d)    The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of any obligation to make a Loan on such date.
(e)    Each Lender may, at its option, make any Loan available to any Borrower by causing any foreign or domestic branch or affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement.
Section 2.04    Notes.
(a)    Each Lender may, on and from time to time after the Closing Date, by notice to the Principal Borrower and the Administrative Agent, request (i) that its Loans to any Borrower be evidenced by a single Note of such Borrower payable to such Lender for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Lender’s Loans to such Borrower or (ii) that its Loans of a particular Type or currency to any Borrower be evidenced by a separate Note of such Borrower in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant Type or currency. Each reference in this Agreement to the “Notes” of such Lender shall be deemed to refer to and include any or all of such Notes, as the context may require.
(b)    Each Lender shall record the date, amount, Type, currency and maturity of each Loan made by it and the date and amount of each payment of principal made with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of any Borrower hereunder or under the Notes. Each Lender is hereby irrevocably authorized by the Borrowers so to endorse its Notes and to attach to and make a part of any Note a continuation of any such schedule as and when required.
Section 2.05    Maturity of Loans. Each Loan of each Lender shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon), on the Termination Date of such Lender.
Section 2.06    Interest Rates.
(a)    Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate Margin and the Base Rate for each such day. Such interest shall be payable at maturity, quarterly in arrears on each Quarterly Payment Date prior to maturity and, with respect to the principal amount of any Base Rate Loan converted to a ~~Euro-Dollar~~ Euro-Currency Loan denominated in Dollars, on the date such amount is so converted. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for each such day.
(b)    Each Euro-Currency Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Currency Margin for such day plus the ~~applicable~~ Adjusted LIBO Rate or the Adjusted EURIBO Rate, as applicable, for such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.
(c)    Each RFR Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the RFR Margin and the Daily Simple RFR for each such day. Such interest shall be payable at maturity and on each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such RFR Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month). Any overdue principal of or interest on any RFR Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the sum of the RFR Margin for such day plus Daily Simple RFR otherwise applicable to RFR Loans for each such day.
(d)    ~~(c)~~ Any overdue principal of or interest on any Euro-Currency Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the ~~higher of (i) the~~ sum of the Euro-Currency Margin for such day plus the Adjusted LIBO Rate or the Adjusted EURIBO Rate, as applicable, that is applicable to such Loan on the day before such payment was due ~~and (ii) the Euro-Currency Margin for such day plus the quotient obtained by dividing (x) the average of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Currency Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) deposits in the relevant currency in an amount approximately equal to such overdue payment are offered by the London Office of the Administrative Agent in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Currency Reserve Percentage~~.
(e)    ~~(d)~~ The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of demonstrable error.
(f)     ~~(e)~~ Interest in respect of Loans denominated in Dollars shall be paid in Dollars, and interest in respect of Loans denominated in an Alternative Currency shall be paid in such Alternative Currency.
Section 2.07    Fees. (a) The Principal Borrower shall pay to the Administrative Agent for the account of the Lenders ratably a facility fee in Dollars at the Facility Fee Rate (determined daily in accordance with the Pricing Schedule) on the daily aggregate amount of the Credit Exposures. Such facility fee shall accrue from and including the Closing Date to but excluding the date on which the Credit Exposures are permanently reduced to zero.

(b)    The Borrower shall pay to the Administrative Agent (i) for the account of the Lenders ratably a letter of credit fee in Dollars accruing daily on the aggregate Dollar Amount of all outstanding Letters of Credit at a rate per annum equal to the Euro-Currency Margin or, in the case of performance standby Letters of Credit with respect to nonfinancial contractual obligations, a rate per annum equal to 50% of the Euro-Currency Margin (determined daily in accordance with the Pricing Schedule) and (ii) for the account of each Issuing Lender a letter of credit fronting fee accruing daily on the aggregate Dollar Amount of all Letters of Credit issued by such Issuing Lender at a rate per annum mutually agreed from time to time by the Principal Borrower and such Issuing Lender, as well as such Issuing Lender’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment or extension of any Letter of Credit or processing of drawings thereunder.
(c)    Accrued fees under this Section 2.07 shall be payable quarterly in arrears on the fifteenth (15th) day following each Quarterly Payment Date and on the date of termination of the Commitments in their entirety (and, if later, the date the Credit Exposures are permanently reduced to zero). All fees payable hereunder shall be paid on the dates due, in immediately available funds in Dollars (except as expressly provided in this Section), to the Administrative Agent (or to the relevant Issuing Lender, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
(d)    The Principal Borrower shall pay to the appropriate Persons for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.
Section 2.08     Optional Termination or Reduction of Commitments.
(a)    The Principal Borrower may, upon at least three ~~Domestic~~ Business Days’ notice (which notice may be conditioned upon the effectiveness of other credit facilities or other matters specified therein, in which case such notice may be rescinded by the Principal Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied) to the Administrative Agent at its New York Office, (i) terminate the Commitments at any time, if no Loans or Letter of Credit Liabilities are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $10,000,000 or any larger multiple thereof, the aggregate amount of the Commitments in excess of the Total Outstanding Amount so long as the Outstanding Amount of each Lender shall not exceed the amount of such Lender’s Commitment after giving effect thereto. Promptly after receiving a notice pursuant to this Section, the Administrative Agent shall notify each Lender of the contents thereof.
(b)    Notwithstanding the foregoing, upon the acquisition of one Lender by another Lender, or the merger, consolidation or other combination of any two or more Lenders (any such acquisition, merger, consolidation or other combination being referred to hereinafter as a “Combination” and each Lender which is a party to such Combination being hereinafter referred to as a “Combined Lender”), the Principal Borrower may notify the Administrative Agent that it desires to reduce the Commitment of the Lender surviving such Combination (the “Surviving Lender”) to an amount equal to the Commitment of that Combined Lender which had the largest Commitment of each of the Combined Lenders party to such Combination (such largest Commitment being the “Surviving Commitment” and the Commitments of the other Combined Lenders being hereinafter referred to, collectively, as the “Retired Commitments”). If the Required Lenders (determined as set forth below) and the Administrative Agent agree to such reduction in the Surviving Lender’s Commitment, then (i) the aggregate amount of the Commitments shall be reduced by the Retired Commitments effective upon the effective date of the Combination (or such later date as the Principal Borrower may specify in its request), provided, that, on or before such date the Borrowers have paid in full the outstanding principal amount of the Loans and funded participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder of each of the Combined Lenders other than the

Combined Lender whose Commitment is the Surviving Commitment, (ii) from and after the effective date of such reduction, the Surviving Lender shall have no obligation with respect to the Retired Commitments, and (iii) the Principal Borrower shall notify the Administrative Agent whether it wants such reduction to be a permanent reduction or a temporary reduction. If such reduction is to be a temporary reduction, then the Principal Borrower shall be responsible for finding one or more financial institutions (which for the avoidance of doubt may be an existing Lender) (each, a “Replacement Lender”), acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, conditioned or delayed), willing to assume the obligations of a Lender hereunder with aggregate Commitments up to the amount of the Retired Commitments. The Administrative Agent may require the Replacement Lenders to execute such documents, instruments or agreements as the Administrative Agent reasonably deems necessary or desirable to evidence such Replacement Lenders’ agreement to become parties hereunder. For purposes of this Section 2.08(b), Required Lenders shall be determined as if the reduction in the aggregate amount of the Commitments requested by the Principal Borrower had occurred (i.e., the Combined Lenders shall be deemed to have a single Commitment equal to the Surviving Commitment and the aggregate amount of the Commitments shall be deemed to have been reduced by the Retired Commitments).
Section 2.09    Mandatory Termination of Commitments. The Commitment of each Lender shall terminate on its Termination Date.
Section 2.10    Optional Prepayments.
(a)     Subject in the case of Euro-Currency Loans to Section 2.12, the Borrower may upon notice to the Administrative Agent (which notice may be conditioned upon the effectiveness of other credit facilities or other matters specified therein, in which case such notice may be rescinded by the Principal Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied subject to Section 2.12) (i) at its New York Office not later than 10:30 a.m. (New York City time) on any ~~Domestic~~ Business Day for prepayment on that date of any Group of Loans consisting of Base Rate Loans ~~or~~, (ii) at its New York Office not later than 10:30 a.m. (New York City time) on the third ~~Euro-Dollar~~ Business Day before the date of prepayment of any Group of Loans consisting of ~~Euro-Dollar Loans~~ Euro-Currency Loans denominated in Dollars, (iii) at its London Office not later than 10:30 a.m. (New York City time) on the third Business Day before the date of prepayment of any Group of Loans consisting of Euro-Currency Loans denominated in euro, prepay any such Group of Loans or (~~ii~~iv) at its London Office not later than 11:00 a.m. (~~London~~ New York City time) on the ~~third Euro-Currency~~ fifth Business Day before the date of prepayment, prepay any Group of Loans consisting of ~~Alternative Currency~~ RFR Loans, in each case in whole at any time, or from time to time in part in Dollar Amounts aggregating not less than $10,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to but not including the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group of Loans.
(b)    Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment and once notice is so given to the Lenders, the Borrower’s notice of prepayment shall not thereafter be revocable by the Borrower (except as provided in Section 2.10(a)).
Section 2.11    General Provisions as to Payments.

(a)    Each Borrower, as applicable, shall make payments of principal of, and interest on, the Dollar-Denominated Loans made to it, of Letter of Credit Liabilities in respect of Letters of Credit denominated in Dollars issued for its account and of fees owing by it hereunder, not later than 2:00 p.m. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, without set-off, counterclaim or other deduction, to the Administrative Agent at its New York Office. Each Borrower, as applicable, shall make payments of principal of, and interest on, the Alternative Currency Loans made to it and of Letter of Credit Liabilities in respect of Letters of Credit denominated in an Alternative Currency issued for its account, in the relevant Alternative Currency in such funds as may then be customary for the settlement of international transactions in such Alternative Currency, without set-off, counterclaim or other deduction, to the Administrative Agent at its London Office. The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the respective accounts of the Lenders. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a ~~Domestic~~ Business Day, the date for payment thereof shall be extended to the next succeeding ~~Domestic~~ Business Day. Whenever any payment of principal of, or interest on, the Euro-Currency Loans shall be due on a day which is not a ~~Euro-Currency~~ Business Day, the date for payment thereof shall be extended to the next succeeding ~~Euro-Currency~~ Business Day unless such ~~Euro-Currency~~ Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding ~~Euro-Currency~~ Business Day. Whenever any payment of principal of, or interest on, the RFR Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.
(b)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at (i) the NYFRB Rate (if such amount was distributed in Dollars) or (ii) the rate per annum at which one-day deposits in the relevant currency are offered by the London Office of the Administrative Agent in the London interbank market for such day (if such amount was distributed in an Alternative Currency).
(c)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(b), 2.11(b), 2.19(e) or 7.06 and has not cured the payment within two (2) ~~Domestic~~ Business Days, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the applicable Issuing Lenders to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion. Such cash collateral shall be returned to the Lender (x) if such Lender is a Defaulting Lender, once it ceases to be a Defaulting Lender or (y) upon termination of this Agreement; provided that, in each of clause (x) and (y), the Lender has made all payments required to be made hereunder.

Section 2.12     Funding Losses. ~~If the Borrower makes any payment of principal with respect to any Euro-Currency Loan or any Euro-Dollar Loan is converted to a Base Rate Loan (pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.06(c), or if the Borrower fails to borrow, prepay, convert or continue any Euro-Currency Loans after notice has been given to any Lender in accordance with Section 2.03(a), 2.10(b) or 2.15 (and in the case of a notice given to any Lender in accordance with Section 2.10(b), regardless of whether such notice is conditional and such condition fails to occur), the Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense reasonably incurred by it (or by an existing or prospective Participant in the related Loan) in obtaining, liquidating or employing deposits or other funds from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Lender shall have delivered to the Borrower a certificate specifying in reasonable detail the calculation of, and the reasons for, the amount of such loss or expense, which certificate shall be conclusive in the absence of clearly demonstrable error.~~
(a)    With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Euro-Currency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (ii) the conversion of any Euro-Currency Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Euro-Currency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(a) and is revoked in accordance therewith), (iv) the assignment of any Euro-Currency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 8.06(b) or (v) the failure by the Borrower to make any payment of any Loan (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss (excluding loss of margin), cost and expense attributable to such event. In the case of a Euro-Currency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (x) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or the Adjusted EURIBO Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant Agreed Currency of a comparable amount and period from other banks in the applicable offshore market for such Agreed Currency, whether or not such Euro-Currency Loan was in fact so funded; provided, however, that the Borrower shall not be required to compensate any Lender for any costs of terminating or liquidating any hedge or trading position (including any rate swap, basis swap, forward rate transaction, interest rate option, cap, collar or floor transaction, or any similar transaction). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the calculation of such amount or amounts in reasonable detail shall be delivered to the Borrower and shall be conclusive absent clearly demonstrable error. The Borrower shall pay such Lender the amount shown as due on any such certificate free of clearly demonstrable error within 10 days after receipt thereof.
(b)    With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the interest payment date for such RFR Loan pursuant to the terms of Section 2.06(c) applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (ii) the failure to borrow, convert, continue or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(a) and is revoked in accordance therewith), (iii) the assignment of any RFR Loan other than on the interest payment date for such RFR Loan pursuant to the terms of Section

2.06(c) applicable thereto as a result of a request by the Borrower pursuant to Section 8.06(b) or (iv) the failure by the Borrower to make any payment of any Loan (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the calculation of such amount or amounts in reasonable detail shall be delivered to the Borrower and shall be conclusive absent clearly demonstrable error. The Borrower shall pay such Lender the amount shown as due on any such certificate free of clearly demonstrable error within 10 days after receipt thereof.
Section 2.13    Computation of Interest and Fees Interest ~~on Euro-Currency Loans denominated in Sterling and interest calculated on the basis of~~ computed by reference to the LIBO Rate or the EURIBO Rate hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Daily Simple RFR with respect to Pound Sterling or the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) ~~and paid~~. In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All ~~other~~ interest ~~and fees~~ hereunder on any Loan shall be computed on ~~the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).~~a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Base Rate, Adjusted LIBO Rate, LIBO Rate, Adjusted EURIBO Rate, EURIBO Rate or Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent demonstrable error.
Section 2.14    ~~Regulation D Compensation~~ [Reserved]. ~~Each Lender may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Currency Loans, additional interest on the related Euro-Currency Loan of such Lender at a rate per annum determined by such Lender up to but not exceeding the excess of (i) (A) the applicable LIBO Rate divided by (B) one minus the Euro-Currency Reserve Percentage over (ii) the applicable LIBO Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower, the Principal Borrower and the Administrative Agent, in which case such additional interest on the Euro-Currency Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Currency Business Days after the giving of such notice, and (y) shall notify the Borrower at least five Euro-Currency Business Days prior to each date on which interest is payable on the Euro-Currency Loans of the amount then due it under this Section.~~
Section 2.15    Method of Electing Interest Rates.
(a)    ~~The Dollar-Denominated Loans included in each~~ Each Borrowing shall initially be of the Type specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the Type of each such Group of Loans (subject to subsection 2.15(d) of this Section and the provisions of Article 8), as follows:
(i)    if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to ~~Euro-Dollar~~ Euro-Currency Loans denominated in Dollars as of any ~~Euro-Dollar~~ Business Day; and
(ii)    if such Loans are ~~Euro-Dollar~~ Euro-Currency Loans denominated in Dollars, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as ~~Euro-Dollar~~ Euro-Currency Loans denominated in Dollars for an additional Interest Period, subject to Section 2.12 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans.
Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent at its New York Office not later than 10:30 a.m. (New York City time) on the third ~~Euro-Dollar~~ Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group of Loans and (ii) the portion to which such Notice of Interest Rate Election applies, and the remaining portion to which it does not apply, are each in an aggregate Dollar Amount of not less than $10,000,000 (unless such portion is comprised of Base Rate Loans). If no such notice is timely received before the end of an Interest Period for any Group of Loans consisting of ~~Euro-Dollar~~ Euro-Currency Loans denominated in Dollars, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans at the end of such Interest Period.
(b)    Each Notice of Interest Rate Election shall specify:
            (i)    the Group of Loans (or portion thereof) to which such notice applies;
    (ii)    the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.15(a) above;
(iii)    if the Loans comprising such Group of Loans are to be converted, the new Type of Loans and, if the Loans resulting from such conversion are to be ~~Euro-Dollar~~ Euro-Currency Loans denominated in Dollars, the duration of the next succeeding Interest Period applicable thereto; and
(iv)    if such Loans are to be continued as ~~Euro-Dollar~~ Euro-Currency Loans denominated in Dollars for an additional Interest Period, the duration of such additional Interest Period.
Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.
(c)    Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower.
(d)    The Borrower shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, ~~Euro-Dollar~~ Euro-Currency Loans denominated in Dollars if (i) the aggregate Dollar Amount of any Group of Loans consisting of ~~Euro-Dollar~~ Euro-Currency Loans denominated in Dollars created or continued as a result of such election would be less than $10,000,000 or (ii) a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent.
(e)    The initial Interest Period for each Borrowing of ~~Alternative Currency Loans~~ Euro-Currency Loans denominated in Euro shall be specified by the Borrower in the applicable Notice of Borrowing. The Borrower may specify the duration of each subsequent Interest Period applicable to such Group of Loans by delivering to the Administrative Agent at its London Office not later than 11:00 a.m. (London time) on the third ~~Euro-Currency~~ Business Day before the end of the immediately preceding Interest Period, a notice specifying the Group of Loans to which such notice applies and the duration of such subsequent Interest Period (which shall comply with the provisions of the definition of Interest Period). Such notice may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group of Loans and (ii) the Dollar Amounts of the portion to which such notice applies, and the remaining portion to which it does not apply, are each at least $10,000,000. If no such notice is timely received by the Administrative Agent before the end of any applicable Interest Period, the Borrower shall be deemed to have elected that the subsequent Interest Period for such Group of Loans shall have a duration of one month (subject to the provisions of the definition of Interest Period).
(f)    If the relevant Borrower fails to deliver a timely Notice of Interest Rate Election with respect to a Euro-Currency Borrowing denominated in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period ~~(i) in the case of a Borrowing denominated in Dollars,~~ such Borrowing shall be ~~converted to an Base Rate Borrowing; provided that if the Principal Borrower shall have delivered to the Administrative Agent its customary standard documentation (if any) authorizing automatic continuations, such Borrowing shall automatically continue~~ continued as a Euro-Currency Borrowing in Dollars with an Interest Period of one ~~month unless such Euro-Currency Borrowing is or was repaid as provided herein and (ii) in the case of a Borrowing denominated in an Alternative Currency in respect of which the applicable Borrower shall have failed to deliver an~~ month’s duration. If the relevant Borrower fails to deliver a timely and complete Notice of Interest Rate Election ~~prior to the third (3rd) Domestic Business Day preceding the end of such Interest Period, such~~ with respect to a Euro-Currency Borrowing denominated in an Alternative Currency prior to the end of the Interest Period therefor, then, unless such Euro-Currency Borrowing is repaid as provided herein, such Borrower shall be deemed to have selected that such Euro-Currency Borrowing shall automatically ~~continue~~ be continued as a Euro-Currency Borrowing in ~~the same Alternative~~ its original Agreed Currency with an Interest Period of one month ~~unless such Euro-Currency Borrowing is or was repaid as provided herein~~ at the end of such Interest Period.
Section 2.16    Determining Dollar Amounts; Related Mandatory Prepayments.
(a)    The Administrative Agent shall determine the Dollar Amount of:
(i)     any Loan denominated in an Alternative Currency, on each of the following: (i) the date of the Borrowing of such Loan and (ii) (A) with respect to any Euro-Currency Loan, each date of a conversion or continuation of such Loan pursuant to the terms of this Agreement~~,~~ and (B) with respect to an RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month),
(ii)    any Letter of Credit denominated in an Alternative Currency, on each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first ~~Domestic~~ Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof, and
(iii)     any Credit Event, on any additional date as the Administrative Agent may determine at any time when an Event of Default exists.
(b)    Each determination of a Dollar Amount pursuant to clauses (a)(i), (a)(ii) or (a)(iii) above shall be conclusive in the absence of demonstrable error.

(c)    If after giving effect to any such determination of a Dollar Amount, the Total Outstanding Amount exceeds the aggregate amount of the Commitments, the Borrowers shall within five ~~Euro-Currency~~ Business Days prepay outstanding Loans (as selected by the Principal Borrower and notified to the Lenders through the Administrative Agent not less than three ~~Euro-Currency~~ Business Days prior to the date of prepayment) or take other action to the extent necessary to eliminate any such excess.
Section 2.17    ~~Additional Reserve Costs~~[Reserved].
~~(a)    If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in an applicable Euro-Currency Reserve Percentage) in respect of any of such Lender’s Euro-Currency Loans in any Alternative Currency, such Lender may require the Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Euro-Currency Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.~~
~~(b)    Any additional interest owed pursuant to subsection (b) above shall be determined by the relevant Lender, which determination shall be conclusive in the absence of clearly demonstrable error, and notified to the Borrower (with a copy to the Administrative Agent) at least five Euro-Currency Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.~~
Section 2.18    Judgment Currency. If, under any applicable law and whether pursuant to a judgment being made or registered against any Borrower or for any other reason, any payment under or in connection with this Agreement is made or satisfied in a currency (the “Other Currency”) other than that in which the relevant payment is due (the “Required Currency”) then, to the extent that the payment (when converted into the Required Currency at the rate of exchange on the date of payment or, if it is not practicable for the party entitled thereto (the “Payee”) to purchase the Required Currency with the Other Currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so) actually received by the Payee falls short of the amount due under the terms of this Agreement, such Borrower shall, to the extent permitted by law, as a separate and independent obligation, indemnify and hold harmless the Payee against the amount of such short-fall. For the purpose of this Section, “rate of exchange” means the rate at which the Payee is able on the relevant date to purchase the Required Currency with the Other Currency and shall take into account any premium and other costs of exchange.
Section 2.19    Letters of Credit. (a) On the Closing Date, without further action by any party hereto, the applicable Issuing Lenders shall be deemed to have granted to each Lender, and each Lender shall be deemed to have acquired from the applicable Issuing Lenders, a participation in each Existing Letter of Credit equal to such Lender’s Applicable Percentage of (i) the aggregate amount available to be drawn thereunder and (ii) the aggregate unpaid amount of any outstanding reimbursement obligations in respect thereof. Such participations shall be on all the same terms and conditions as participations granted in Additional Letters of Credit under Section 2.19(b).
(b)    Subject to the terms and conditions hereof, each Issuing Lender agrees to issue Additional Letters of Credit hereunder denominated in Dollars or in an Alternative Currency from time to time after the Closing Date upon the request of any Borrower; provided that, immediately after each Additional Letter of Credit is issued (i) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments, (ii) the Outstanding Amount of such Lender shall at no time exceed the amount of such Lender’s Commitment, (iii) the aggregate Dollar Amount of Letter of Credit Liabilities under Letters of Credit issued by such Issuing Lender shall not exceed such Issuing Lender’s Letter of Credit Fronting Sublimit, (iv) the aggregate Dollar Amount of Letter of Credit Liabilities shall not exceed any applicable LC Sublimit and (v) Barclays Bank PLC, in its capacity as an Issuing Lender, shall not be obligated to issue trade or commercial Letters of Credit hereunder. Upon the date of issuance by an Issuing Lender of an Additional Letter of Credit, such Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from such Issuing Lender, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion their respective Commitments bear to the aggregate Commitments. If required by the applicable Issuing Lender, as a condition to any such Letter of Credit issuance, the Principal Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in a form agreed to by the Principal Borrower and the applicable Issuing Lender in connection with any request for a Letter of Credit (each, a “Letter of Credit Agreement”). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. An Issuing Lender shall not be under any obligation to issue any Letter of Credit if: (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any law applicable to such Issuing Lender shall prohibit, or require that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that such Issuing Lender in good faith deems material to it; or (ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally.
(c)    The Borrower shall give the applicable Issuing Lender notice at least five ~~Euro-Currency~~ Business Days prior to the requested issuance of a Letter of Credit (or such lesser notice as may be acceptable to the applicable Issuing Lender) specifying the date such Letter of Credit is to be issued, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby (such notice, including any such notice given in connection with the extension or amendment of a Letter of Credit, a “Notice of Issuance”). Upon receipt of a Notice of Issuance, the applicable Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender of the contents thereof and of the amount of such Lender’s participation in such Letter of Credit. The issuance by the applicable Issuing Lender of each Letter of Credit shall, in addition to the conditions precedent set forth in Article 3, be subject to the conditions precedent that (i) such Letter of Credit shall be in such form and contain such terms as shall be reasonably satisfactory to the applicable Issuing Lender and the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the applicable Issuing Lender shall have reasonably requested and (ii) no Stop Issuance Notice shall be in effect. The Borrower shall also pay to the applicable Issuing Lender for its own account issuance, drawing, amendment and extension charges in the amounts and at the times as agreed between the Borrower and the applicable Issuing Lender.
(d)    The extension or amendment to increase the amount of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be extended unless notice of termination is given by the applicable Issuing Lender, the applicable Issuing Lender shall timely give such notice of termination unless it has theretofore timely received a Notice of Issuance and the other conditions to issuance of a Letter of Credit have also theretofore been met with respect to such extension. Each Letter of Credit shall expire at or before the close of business on the date that is one year after such Letter of Credit is issued (or, in the case of any extension thereof, one year after such extension); provided that (i) a Letter of Credit may contain a provision pursuant to which it is deemed to be extended on an annual basis unless notice of termination is given by the applicable Issuing Lender and (ii) in no event will a Letter of Credit expire (including pursuant to an extension thereof) on a date later than the LC Termination Date unless Cash Collateralized or backed by a standby letter of credit in a manner reasonably satisfactory to the applicable Issuing Lender.
(e)    Each Issuing Lender shall, within the time period stipulated by the terms and conditions of the applicable Letter of Credit following its receipt thereof (and, if no time period is so stipulated, promptly), examine all documents purporting to represent a demand for payment under a Letter of Credit. After such examination, such Issuing Lender shall promptly notify the Administrative Agent and the Principal Borrower by telephone (confirmed by telecopy or email in accordance with Section 11.01) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Principal Borrower of its obligation to reimburse such Issuing Lender and the Lenders with respect to any such LC Disbursement in accordance with this Section 2.19(e), and the Administrative Agent shall promptly notify the Lenders as to the amount to be paid as a result of such demand or drawing and the payment date. If an Issuing Lender shall make any Letter of Credit Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Letter of Credit Disbursement by paying to the Administrative Agent an amount equal to such Letter of Credit Disbursement (the “Reimbursement Obligation”) in the currency of such Letter of Credit Disbursement (i) if such Letter of Credit Disbursement shall have been denominated in Dollars, not later than 2:00 p.m. (New York City time) on the date that such Letter of Credit Disbursement is made, if the Borrower shall have received notice of such Letter of Credit Disbursement prior to 9:00 a.m. (New York City time) on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m. (New York City time) on the ~~Domestic~~ Business Day immediately following the day that the Borrower receives such notice and (ii) if such Letter of Credit Disbursement shall have been denominated in an Alternative Currency, not later than 12:00 noon (London time) on the ~~Euro-Currency~~ Business Day following the date that such Letter of Credit Disbursement is made, if the Borrower shall have received notice of such Letter of Credit Disbursement prior to 4:00 p.m. (London time) on the date such Letter of Credit Disbursement is made, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon (London time) on the second ~~Euro-Currency~~ Business Day immediately following the day that the Borrower receives such notice (it being understood that, subject to the terms and conditions otherwise applicable to a Borrowing hereunder, such payment may, in each case, be financed with a Borrowing hereunder). If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable Letter of Credit Disbursement payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.03 with respect to Loans made by such Lender (and Section 2.03 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Lender the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Lender, then to such Lenders and the applicable Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the applicable Issuing Lender for any Letter of Credit Disbursement (other than the funding of a Borrowing the principal amount of any Loans or Letter of Credit Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s Letter of Credit Liabilities are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;
(c)    the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification permitted to be effected by the Required Lenders pursuant to Section 11.05);
(d)    if any Letter of Credit Liabilities exist at the time such Lender becomes a Defaulting Lender then:
(i)    the Letter of Credit Liabilities of such Defaulting Lender shall be automatically reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Letter of Credit Liabilities does not exceed the total of all non-Defaulting Lenders’ Commitments;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Principal Borrower shall within three ~~Domestic~~ Business Days following notice by the Administrative Agent either (x) procure the reduction or termination of the Defaulting Lender’s Letter of Credit Liabilities (after giving effect to any partial reallocation pursuant to clause (i) above) or (y) Cash Collateralize for the benefit of the applicable Issuing Lender only the Borrowers’ obligations corresponding to such Defaulting Lender’s Letter of Credit Liabilities (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 6.03 for so long as such Letter of Credit Liabilities are outstanding;
(iii)    if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Liabilities pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.07(b) with respect to such Defaulting Lender’s Letter of Credit Liabilities during the period such Defaulting Lender’s Letter of Credit Liabilities are Cash Collateralized;
(iv)    to the extent that the Letter of Credit Liabilities of the Defaulting Lender are reallocated among the non-Defaulting Lenders pursuant to clause (i) above, the letter of credit fees otherwise payable to the Defaulting Lender pursuant to Section 2.07(b) in respect of such reallocated Letter of Credit Liabilities shall be payable to the non-Defaulting Lenders in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(v)    if all or any portion of such Defaulting Lender’s Letter of Credit Liabilities is not reallocated, reduced, terminated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lenders or any other Lender hereunder, than one (1) ~~Domestic~~ Business Day prior to the date of its designation and (ii) a non-registration certificate (certificat de non-inscription d’une décision judiciaire) issued by the Luxembourg Trade and Companies Register regarding the absence of judicial proceedings dated no earlier than one (1) ~~Domestic~~ Business Day prior to the date of its designation.
(b)    Following the giving of any Election to Participate, if the designation of such Eligible Subsidiary obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Principal Borrower shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation (including, to the extent such Eligible Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification) and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations.
(c)    Any extension of credit to an Eligible Subsidiary which is not organized under the laws of the United States or any political subdivision thereof shall not contravene any law or regulation applicable to the Lender extending such credit.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES
The Principal Borrower represents and warrants on the Closing Date and on each date thereafter as required by Section 3.02 that:
Section 4.01    Legal Existence and Power. Each of the Loan Parties is an entity duly organized, validly existing and (to the extent the concept exists under the laws of that jurisdiction) in good standing under the laws of its jurisdiction of organization, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except where the failure to have such power or possess such licenses, authorizations, consents and approvals would not have a Material Adverse Effect.
Section 4.02    Legal and Governmental Authorization; No Contravention. The execution, delivery and performance by each of the Loan Parties of this Agreement and its Notes are within the Loan Parties’ legal powers, have been duly authorized by all necessary legal action, require no action by or in respect of, or filing with, any Governmental Authority and do not materially contravene, or constitute a material default under, any provision of applicable law or regulation or of the organizational documents, by-laws or articles of association of any of the Loan Parties or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Loan Parties or result in the creation or imposition of any Lien on any asset of the Loan Parties or any of its Consolidated Subsidiaries (other than under any Loan Document).
Section 4.03    Binding Effect. This Agreement constitutes a valid and binding agreement of the Loan Parties, and each Note, if and when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower, in each case subject to applicable bankruptcy, insolvency, receivership, examinership, moratorium, reorganization and other similar laws of general application affecting creditors’ rights, by any mandatory applicable provisions of Luxembourg law of general application and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

may reasonably request (it being understood and agreed that neither the Parent nor any of its Subsidiaries shall be required to disclose or discuss, or permit the inspection, examination or making of extracts of, any records, books, information or account or other matter (1) in respect of which disclosure to the Administrative Agent, any Lender or their representatives is then prohibited by applicable law or any agreement binding on the Parent or its Subsidiaries, (2) that is protected from disclosure by the attorney-client privilege or the attorney work product privilege or (3) constitutes non-financial trade secrets or non-financial proprietary information).
Information required to be delivered pursuant to subsections (a), (b), (e) or (f) above shall be deemed to have been delivered on the date on which (x) such information has been posted on the Internet by the Securities and Exchange Commission at https://www.sec.gov/edgar/searchedgar/webusers.htm (or any successor website) or (y) the Principal Borrower provides notice to the Administrative Agent that such information has been posted on the Principal Borrower’s website on the Internet at www.johnsoncontrols.com or at another website identified in such notice and accessible by the Lenders without charge; provided that such notice may be included in a certificate delivered pursuant to subsection 5.01(c). Notwithstanding the above, if any report, certificate or other information required under this Section 5.01 is due on a day that is not a ~~Domestic~~ Business Day, then such report, certificate or other information shall be required to be delivered on the first day after such day that is a ~~Domestic~~ Business Day.
Section 5.02    Payment of Taxes. The Parent will pay and discharge, and will cause each of its Consolidated Subsidiaries to pay and discharge, by when such become due, all income and other taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except (i) where the same may be contested in good faith by appropriate action and/or (ii) if the failure to pay or discharge could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and will maintain, and will cause each of its Consolidated Subsidiaries to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.
Section 5.03    Maintenance of Property; Insurance.
(a)    The Parent will, to the best of its ability, keep, and will cause each of its Consolidated Subsidiaries to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b)    The Parent will, and will cause each of its Consolidated Subsidiaries to, maintain (either in the name of the Parent or in such Consolidated Subsidiary’s own name) insurance on all their respective properties in at least such amounts, and with such reasonable amounts of self-insurance, and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business, except, in all of the foregoing cases, where the failure to maintain such insurance could not reasonably be expected to have a Material Adverse Effect; and will furnish to the Administrative Agent upon its request therefor information presented in reasonable detail as to the insurance so carried.
Section 5.04    Conduct of Business and Maintenance of Existence. (a) The Parent will preserve, renew and keep in full force and effect, and will cause each of its Significant Subsidiaries to preserve, renew and keep in full force and effect, their respective legal existence; provided that nothing in this Section 5.04(a) shall prohibit (i) any transaction expressly permitted by Section 5.09 or (ii) the termination of the legal existence of any Significant Subsidiary if the Parent in good faith determines that

Sanctions if conducted by a company organized in the United States or by a company organized in a European Union member state, the United Kingdom or Canada, or (C) in any other manner that would result in liability to any Lender, the Administrative Agent or any Issuing Lender under any applicable Sanctions or the violation of any Sanctions by any Lender, the Administrative Agent or any Issuing Lender. The foregoing clauses (B) and (C) of this Section 5.10 will not apply to any party hereto to which the Blocking Regulation applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law in the United Kingdom.
ARTICLE 6.
Defaults
Section 6.01    Events of Default. If, on or after the Closing Date, one or more of the following events (each an “Event of Default”) shall have occurred and be continuing:
(a)    any principal of any Loan or any Reimbursement Obligation shall not be paid when due, or any interest, any fees or any other amount payable hereunder, shall not be paid within five ~~Domestic~~ Business Days of the due date therefor;
(b)    any Loan Party shall fail to observe or perform any covenant contained in Sections 5.01(d), 5.04(a) (with respect to the Parent’s existence) or 5.07 to 5.10, inclusive;
(c)    any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above and other than Section 5.01(g)) for 30 days after written notice thereof has been given to the Principal Borrower by the Administrative Agent at the request of any Lender;
(d)    the guaranty provided by the Parent under Section 10.01 of this Agreement shall cease to be in full force and effect (other than, for the avoidance of doubt, in accordance with the terms of this Agreement);
(e)    any representation, warranty, certification or statement made by any Loan Party in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);
(f)    any Loan Party or any Consolidated Subsidiary shall fail to make any payment of principal or premium or interest in respect of any Material Debt when due or within any applicable grace period;
(g)    any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (any applicable grace or cure period having expired) the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof; provided that none of the following shall give rise to a Default: (i) the obligation of any Loan Party or any Subsidiary thereof to prepay or repurchase, or offer to prepay or repurchase, Debt of an acquired Person pursuant to change-of-control provisions in the documentation governing such Debt, (ii) any Default under Debt of an acquired Person that is cured, or which Debt is repaid, within 60 days after the consummation of the acquisition of such Person; (iii) secured Debt that becomes due as a result of the voluntary transfer of assets securing such Debt or a casualty or similar event; (iv) prepayments of Debt which are mandatory under the terms of the documentation governing such Debt by reason of the receipt of net cash proceeds

Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Lead Arrangers, the Syndication Agent, the Documentation Agents or any of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Principal Borrower or any other Loan Party, that none of the Administrative Agent, or the Lead Arrangers, the Syndication Agent, the Documentation Agents or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
(c)    The Administrative Agent and each Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Section 7.13    Sustainability Matters. It is hereby understood and agreed that neither the Administrative Agent nor the Sustainability Structuring Agent shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Parent of any Sustainability Fee Adjustment or any Sustainability Margin Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Pricing Certificate (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry).
ARTICLE 8
Change In Circumstances
Section 8.01    Basis for Determining Interest Rate Inadequate or Unfair.
~~(a) If on or prior to the first day of any Interest Period for any Euro Currency Loan:~~
(a)    Subject to clauses (b), (c), (d) and (e) of this Section 8.01:

(i)    if the Administrative Agent determines (which determination shall be conclusive and binding absent demonstrable error) (A) prior to the commencement of any Interest Period for a Euro-Currency Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate, the Adjusted EURIBO Rate or the EURIBO Rate, as applicable (including, without limitation, because the ~~LIBO~~ Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period~~; provided that no Benchmark Transition Event shall have occurred at such time; or~~ or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple RFR or RFR for the applicable Agreed Currency, or
(ii)    if the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Euro-Currency Borrowing, the Adjusted LIBO Rate, the LIBO Rate, the Adjusted EURIBO Rate or the EURIBO Rate for the applicable ~~to Euro Currency Borrowings in the relevant currency for~~ Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency and such Interest Period~~,~~ or (B) at any time, the applicable Daily Simple RFR or RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency, then the Administrative Agent shall ~~forthwith~~ give notice (in reasonable detail) thereof to the ~~Principal~~ applicable Borrower and the Lenders~~, whereupon,~~ of the applicable Class prior to the commencement of such Interest Period by telephone, facsimile or email in accordance with Section 11.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders of the applicable Class that the circumstances giving rise to such notice no longer exist (which notice the Administrative Agent hereby agrees to provide promptly after its determination of such circumstances ceasing to exist), (i) any Notice of Interest Rate Election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Euro-Currency Borrowing shall be ineffective, (ii) if any Notice of Borrowing requests a Euro-Currency Borrowing in Dollars, such Borrowing shall be made as a Base Rate Borrowing and (iii) if any Notice of Borrowing requests a Euro-Currency Borrowing or an RFR Borrowing for the relevant rate above in an Alternative Currency, then such request shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Euro-Currency Loan or RFR Loan in any Agreed Currency is outstanding on the date of the applicable Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 8.01(a) with respect to a Relevant Rate applicable to such Euro-Currency Loan or RFR Loan, then until the Administrative Agent notifies the Principal Borrower and the Lenders that the circumstances giving rise to such ~~suspension~~ notice no longer exist (which the Administrative Agent shall do promptly after becoming aware thereof), (i) the obligations of the Lenders to make Euro-Currency Loans or RFR Loans in the relevant currency, or to continue or convert outstanding Loans as or into Euro-Currency Loans in the relevant currency, shall be suspended and (ii) each outstanding Euro-Currency Loan or RFR Loan, as applicable, in the relevant currency shall be prepaid (or, in the case of a ~~Euro-Dollar~~ Euro-Currency Loan denominated in Dollars, converted into a Base Rate Loan) on the last day of the then current Interest Period applicable thereto (in the case of Euro-Currency Loans) or on the next interest payment date applicable thereto (in the case of RFR Loans). Unless the Borrower notifies the Administrative Agent at least one ~~Domestic~~ Business Day before the date of any Euro-Currency Borrowing or any RFR Loans for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing in an equal Dollar Amount.
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Principal Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) ~~Domestic~~ Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Principal Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.
(c)    In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any such amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(d)    The Administrative Agent will promptly notify the Principal Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 8.01, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent demonstrable error and may be made in its or their sole reasonable good faith discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 8.01.
(e)    Upon the Principal Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Principal Borrower may revoke any request for a Euro-Currency Loan or conversion to or continuation of any Euro-Currency Loan, (ii) the obligations of the Lenders to make Euro-Currency Loans in the relevant currency, or to continue or convert outstanding Loans as or into Euro-Currency Loans in the relevant currency, shall be suspended and (iii) each outstanding Euro-Currency Loan in the relevant currency shall be prepaid (or, in the case of a ~~Euro-Dollar~~ Euro-Currency Loan denominated in Dollars, converted into a Base Rate Loan) on the last day of the then current Interest Period applicable thereto.
Section 8.02    Illegality. If a Change in Law shall make it unlawful or impossible for any Lender (or its ~~Euro-Dollar~~ Applicable Lending Office) to make, maintain or fund its Euro-Currency Loans or RFR Loans, as applicable, to any Borrower in any currency and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Principal Borrower, whereupon until such Lender notifies the Principal Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist (which notice such Lender shall give promptly after such circumstances cease to exist), the obligation of such Lender to make Euro-Currency Loans or RFR Loans, as applicable, to a Borrower in such currency shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section 8.02, such Lender shall designate a different ~~Euro-Currency~~ Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender. If such notice is given, each affected Euro-Currency Loan or RFR Loan, as applicable, of such Lender then outstanding shall be converted to a Base Rate Loan (in the case of an Alternative Currency Loan, in a principal amount equal to the Dollar Amount thereof on the date of conversion) either (a) with respect to a Euro-Currency Loan (i) on the last day of the then current Interest Period applicable to such Euro-Currency Loan if such Lender may lawfully continue to maintain and fund such Loan as a Euro-Currency Loan to such day or (~~b~~ii) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan as a Euro-Currency Loan to such day~~.~~ or (b) with respect to an RFR Loan (i) on the interest payment date for such RFR Loan pursuant to the terms of Section 2.06(c) applicable to such RFR Loan if such Lender may lawfully continue to maintain and fund such Loan as an RFR Loan to such day or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan as an RFR Loan to such day.
Section 8.03    Increased Cost and Reduced Return.
(a)    If a Change in Law shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board ~~of Governors of the Federal Reserve System~~, but excluding with respect to any Euro-Currency Loan any such requirement with respect to which such Lender is entitled to compensation during the relevant Interest Period under Section 2.14), special deposit, liquidity, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or on the London or other applicable offshore interbank market for the Applicable Currency any other condition affecting its ~~Euro-Currency~~ Loans (other than with respect to taxes), its Note(s) or its obligation to make ~~Euro-Currency~~ Loans or its obligations hereunder in respect of Letters of Credit and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any ~~Euro-Currency~~ Loan or of issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Note(s) with respect thereto, by an amount deemed by such Lender to be material, then, within 30 days after demand by such Lender (with a copy to the Administrative Agent), the Principal Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.
(b)    If any Lender shall have determined that a Change in Law (other than with respect to taxes) has or would have the effect of reducing the rate of return on capital of such Lender (or its Lender Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Lender Parent) could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, within 30 days after demand by such Lender (with a copy to the Administrative Agent), the Principal Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Lender Parent) for such reduction.
(c)    If after the date of this Agreement, a Change in Law shall subject any Lender to any taxes (including any interest, additions to tax or penalties applicable) (other than Taxes imposed on or with respect to any payment made by a Loan Party hereunder or under any Notes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Principal Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

reasonable written request from the Principal Borrower or Administrative Agent provide an updated Qualifying Lender Confirmation.
(p)    If the Lender fails to provide a Qualifying Lender Confirmation in accordance with Section 8.04(o) above, then that Lender shall be treated for the purposes of this Agreement (including by the Principal Borrower) as if it is not a Qualifying Lender until such time as it notifies the Principal Borrower which category applies. Each Lender, upon reasonable written request from the Principal Borrower from time to time shall, if applicable, provide such information as may be required to enable the Principal Borrower to comply with Sections 891A, 891E, 891F and 891G TCA (and any regulations made thereunder).
Section 8.05    Base Rate Loans Substituted for Affected Euro-Currency Loans. If (i) the obligation of any Lender to make, or to continue or convert outstanding Loans as or to, Euro-Currency Loans to any Borrower in any currency has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Currency Loans in any currency and the Principal Borrower shall, by at least five ~~Euro-Dollar~~ Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Principal Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Lender as (or continued as or converted to) Euro-Currency Loans in such currency to such Borrower shall instead be Base Rate Loans (in the case of Alternative Currency Loans, in the same Dollar Amount as the Euro-Currency Loan that such Lender would otherwise have made in the Alternative Currency) on which interest and principal shall be payable contemporaneously with the related Euro-Currency Loans of the other Lenders. If such Lender notifies the Principal Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Currency Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Currency Loans of the other Lenders. If such Loan is converted into an Alternative Currency Loan, such Lender, the Administrative Agent and the Borrower shall make such arrangements as shall be required (including increasing or decreasing the amount of such Alternative Currency Loan) so that such Alternative Currency Loan shall be in the same amount as it would have been if the provisions of this Section had never applied thereto.
Section 8.06    Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation (or provides notice of an intent to request compensation) under Section 8.03, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 8.04, or if any Lender invokes Section 3.03(c), then such Lender shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.03 or 8.04, as the case may be, in the future or with respect to Section 3.03(c) would eliminate the contravention of law or regulation and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Principal Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender or its Participant requests compensation (or provides notice of an intent to request compensation) under Section 8.03, or if any Borrower is required to pay any additional amount to any Lender or its Participant or any Governmental Authority for the account of any Lender (or its Participant) pursuant to Section 8.04, or if any Lender becomes a Defaulting Lender or invokes Section 3.03(c) or 8.02, or if any Lender shall reject a requested additional Approved Jurisdiction or a requested any amended or successor version) or, if different, under Sections 871(h) or 881(c) of the Internal Revenue Code. The entries in the Participant Register shall be conclusive absent clearly demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Each Lender that sells a participation pursuant to this Section shall obtain a Qualifying Lender Confirmation completed and signed by or on behalf of the Participant and shall obtain such information required under Sections 891A; provided that, notwithstanding anything to the contrary, such confirmation or information shall be shared with Borrowers only to the extent required by law for reduced withholding or exemption from withholding.
(c)    Any Lender may at any time assign to one or more Persons (other than an Ineligible Institution) (each an “Assignee”) all, or a proportionate part (equivalent to an initial Commitment of not less than $10,000,000) of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit G hereto executed by such Assignee and such transferor Lender, with (and subject to) the consent of the Administrative Agent, each Issuing Lender and the Principal Borrower, such consents not to be unreasonably withheld or delayed; provided that (i) no consent of the Principal Borrower shall be required for (1) an assignment to a Lender or a Lender Affiliate (it being understood that the Principal Borrower shall nevertheless receive prompt notice, either prior to or promptly after such assignment, of any such assignment to a Lender or a Lender Affiliate) (provided further, notwithstanding the preceding clause (1), so long as no Event of Default under Section 6.01(a), (h) or (i) has occurred and is continuing, the consent of the Principal Borrower shall be required if, after giving effect to such assignment, the assignee, collectively with its affiliated Lenders and affiliated Lender Affiliates, would, as a result of such assignment, hold more than fifteen percent (15%) of the aggregate amounts of Loans and unused Commitments), or (2) an assignment to any assignee if an Event of Default under Section 6.01(a), (h) or (i) has occurred and is continuing and (ii) the Principal Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 15 ~~Domestic~~ Business Days after having received notice thereof. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection, the transferor Lender, the Administrative Agent and the Borrowers shall make appropriate arrangements so that, if required, new Notes are issued to the Assignee. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in New York a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent clearly demonstrative error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

PRICING SCHEDULE

Each of “Facility Fee Rate”, “Euro-Currency Margin”, “RFR Margin” and “Base Rate Margin” means, for any day, the rate set forth below, in basis points per annum, in the row opposite such term and in the column corresponding to the Pricing Level that applies for such day:

	LEVEL I	LEVEL II	LEVEL III	LEVEL IV	LEVEL V
Facility Fee Rate	7.0	9.0	10.0	12.5	17.5
Euro-Currency Margin	80.5	91.0	102.5	112.5	120.0
RFR Margin	80.5	91.0	102.5	112.5	120.0
Base Rate Margin	0.0	0.0	2.5	12.5	20.0

For purposes of this Schedule, the following terms have the following meanings, subject to the concluding paragraph of this Schedule:
“Fitch” means Fitch, Inc.
“Level I” status exists at any date if, at such date, the Credit Rating is A or higher by S&P or A2 or higher by Moody’s or A or higher by Fitch.
“Level II” status exists at any date if, at such date, (i) Level I status does not exist and (ii) the Credit Rating is A- or higher by S&P or A3 or higher by Moody’s or A- or higher by Fitch.
“Level III” status exists at any date if, at such date, (i) neither Level I status nor Level II status exists and (ii) the Credit Rating is BBB+ or higher by S&P or Baa1 or higher by Moody’s or BBB+ or higher by Fitch.
“Level IV” status exists at any date if, at such date, (i) none of Level I status, Level II status or Level III status exists and (ii) the Credit Rating is BBB or higher by S&P or Baa2 or higher by Moody’s or BBB or higher by Fitch.
“Level V” status exists at any date if, at such date, no other Pricing Level status exists.
“Moody’s” means Moody’s Investors Service, Inc.
“Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV or Level V status exists at any date.
“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc.

“Credit Rating” means the rating assigned to the Principal Borrower’s senior unsecured long-term debt.
The rating in effect at any date is that in effect at the close of business on such date. If the Principal Borrower is split-rated and the ratings differential between the highest rating and the next highest rating is one notch, the highest of the ratings will apply. If the Principal Borrower is split-rated and the ratings differential between the highest rating and the next highest rating is more than one notch, a rating that is one notch lower than the highest of the ratings shall be used. In the event that the Principal Borrower does not have a Credit Rating by any two of S&P, Moody’s or Fitch, then Level V shall apply.
It is hereby understood and agreed that (i) the Facility Fee Rate shall be adjusted from time to time based upon the Sustainability Fee Adjustment and (ii) ~~both~~ each of the Euro-Currency Margin, the RFR Margin and the Base Rate Margin shall be adjusted from time to time based upon the Sustainability Margin Adjustment, in each case as calculated and applied as set forth in this Agreement (including this Pricing Schedule); provided that in no event shall any of the Facility Fee Rate, the Euro-Currency Margin, the RFR Margin or the Base Rate Margin be less than zero (0.0) basis points per annum.
After the Parent delivers the 2017 KPI Metrics Report to the Administrative Agent, the Parent will determine if any changes are required to the Sustainability Table attached as Schedule 1.01 in respect of the GHG Intensity Targets and GHG Intensity 10% Thresholds and/or the TRIR Targets and TRIR 10% Thresholds due to the 2017 GHG Intensity Baseline and/or the 2017 TRIR Baseline being different from the relevant baseline that was used to create the Sustainability Table attached as Schedule 1.01, it being understood and agreed that such changes shall be limited to resetting such relevant baselines based on the 2017 KPI Metrics Report and the cumulative decrease of each such metric shall be 25.00% and the rate of reduction in respect of each such metric year over year shall be substantially the same as set forth in the Sustainability Table attached as Schedule 1.01. Such revised Sustainability Table will be provided by the Parent to the Administrative Agent with written direction to post (and the Administrative Agent shall post) such item to the Lenders, and, upon the date of such posting, such revised Sustainability Table shall constitute the Sustainability Table for purposes of this Agreement on and after such date (subject to further modification as contemplated by clause (ii) of the definition of “Sustainability Table”).
It is hereby understood and agreed that no Pricing Certificate may be delivered under this Agreement until the Parent has delivered the 2017 KPI Metrics Report and the Sustainability Table has been finalized based on such report as contemplated by the immediately preceding paragraph.
Following the date on which the Parent provides a Pricing Certificate in respect of its most recently ended calendar year, (i) the Euro-Currency Margin, the RFR Margin and the Base Rate Margin shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Margin Adjustment as set forth in such Pricing Certificate and (ii) the Facility Fee Rate shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Fee Adjustment as set forth in such Pricing Certificate. For purposes of the foregoing, (a) each of the Sustainability Margin Adjustment and the Sustainability Fee Adjustment shall be determined as of the fifth (5th) ~~Domestic~~ Business Day following receipt by the Administrative Agent of a Pricing Certificate delivered in accordance with Section 5.01(g) based upon the KPI Metrics set forth in such Pricing Certificate and the calculations of the Sustainability Margin Adjustment and the Sustainability Fee Adjustment calculations, as applicable, therein (such day, the “Sustainability Pricing Adjustment Date”) and (b) each change in the Euro-Currency Margin, the RFR Margin and the Base Rate Margin and the Facility Fee Rate resulting from a Pricing Certificate shall be effective during the period commencing on and including the applicable Sustainability Pricing Adjustment Date and ending on the date immediately preceding the next such Sustainability Pricing Adjustment Date (or, in the case of non-delivery of a Pricing Certificate, the last day such Pricing Certificate could have been delivered pursuant to the terms of Section 5.01(g)).

For the avoidance of doubt, only one Pricing Certificate may be delivered in respect of any calendar year. It is further understood and agreed that the Euro-Currency Margin, the RFR Margin and the Base Rate Margin will never be reduced or increased by more than 4.5 bps and the Facility Fee Rate will never be reduced or increased by more than 0.75 bps, in each case pursuant to the Sustainability Margin Adjustment or the Sustainability Fee Adjustment, as applicable, during any calendar year.
It is hereby understood and agreed that if no such Pricing Certificate is delivered by the Parent within the period set forth in Section 5.01(g), the Sustainability Margin Adjustment will be positive 4.5 bps and the Sustainability Fee Adjustment will be positive 0.75 bps commencing on the last day such Pricing Certificate could have been delivered pursuant to the terms of Section 5.01(g) and continuing until the Parent delivers a Pricing Certificate to the Administrative Agent.
If (a) the Parent or the Lenders become aware of any material inaccuracy in the Sustainability Margin Adjustment, the Sustainability Fee Adjustment or the KPI Metrics as reported on the applicable Pricing Certificate or (b) the Parent and the Lenders agree that the Sustainability Margin Adjustment, the Sustainability Fee Adjustment or the KPI Metrics as calculated by the Parent at the time of delivery of the relevant Pricing Certificate was inaccurate, and in each case, a proper calculation of the Sustainability Margin Adjustment, the Sustainability Fee Adjustment or the KPI Metrics would have resulted in an increase in the Euro-Currency Margin, the RFR Margin and the Base Rate Margin and the Facility Fee Rate for such period, the Parent shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Parent under the bankruptcy code, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. It is understood and agreed that any inaccuracies in the Sustainability Margin Adjustment, the Sustainability Fee Adjustment, the KPI Metrics or the KPI Metrics Report shall not constitute a Default or Event of Default under this Agreement, provided that the Parent complies with the foregoing provisions of this paragraph.
If a Significant ESG Event occurs, the Sustainability Table will be restated for the calendar year in which the Parent’s auditors consider the impacted entity or assets as part of (or no longer part of) the Parent’s consolidated financial statements (such calendar year, the “Specified Calendar Year”) and each calendar year following the Specified Calendar Year through the Parent’s 2025 calendar year. The Parent will provide the Pro Forma KPI Metrics Report (as defined below) and the proposed restatement of the Sustainability Table to the Administrative Agent for distribution by the Administrative Agent to the Lenders. The restatement of the Sustainability Table (i) will be based on the KPI Metrics Report most recently delivered by the Parent giving pro forma effect to the impacted entity or assets using the same auditing standards and methodology used in the 2017 KPI Metrics Report (except for any changes to such standards and/or methodology that (x) are consistent with then generally accepted industry standards or (y) if not so consistent, are proposed by the Parent and posted to the Lenders, unless Lenders constituting the Required Lenders object to such changes within five (5) ~~Domestic~~ Business Days after such posting) (such pro forma report, the “Pro Forma KPI Metrics Report”), (ii) will set new GHG Intensity Targets, GHG Intensity 10% Thresholds, TRIR Targets and TRIR 10% Thresholds, and such new targets and thresholds shall be calculated so that the sum of (x) the cumulative percentage reduction of GHG Intensity and TRIR, as applicable, that would be realized during the period comprised of the Specified Calendar Year and each calendar year thereafter through and including the Parent’s 2025 calendar year based on such targets, as compared to the baseline contemplated by the Pro Forma KPI Metrics Report, plus (y) the Cumulative GHG Intensity Reduction and the Cumulative TRIR Reduction, as applicable, realized prior